Exhibit 99.2

Item 7.	Management's Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operation (“MD&A”) is designed to provide information that is supplemental to, and should be read together with, our consolidated financial statements and the accompanying notes. Information in MD&A is intended to assist the reader in obtaining an understanding of (i) our consolidated financial statements, (ii) the changes in certain key items within those financial statements from year-to-year, (iii) the primary factors that contributed to those changes, (iv) any changes in known trends or uncertainties that we are aware of and that may have a material effect on our future performance, and (v) how certain accounting principles affect our consolidated financial statements. In addition, MD&A provides information about our business segments and how the results of those segments impact our results of operations and financial condition as a whole.

Executive Summary

We experienced significant strategic and operational challenges in 2012, but have taken actions that we believe will reverse our course and are evaluating additional opportunities to enhance value. As a result of these challenges, we announced changes to our engine strategy, signed supply agreements with Cummins, and reinforced our cash position during this transition period. During this period of transition, we are renewing our focus on strengthening our North American core businesses, evaluating non-core businesses and engineering programs through a disciplined use of Return-on-Invested-Capital (“ROIC”). We are making steady progress in our six guiding principles of quality, cost, sense of urgency, great products, customer satisfaction, and people. The entire organization is aligned to address three major priorities in 2013: significantly improving the quality of our products, meeting every one of our critical truck and engine launch dates, and delivering on our operating plan while maximizing our cash flows.

Recent 2012 Strategic Actions

Over the past months, we have made a number of significant strides accomplishing our turnaround efforts, which include:

•	In July, we announced our next generation clean engine solution, which combines Advanced Exhaust Gas Recirculation (“EGR”) and Selective Catalytic Reduction (“SCR”).

•	In August, we secured additional financing through our new senior secured, $1 billion term loan credit facility.

•	In August, we took actions to control spending across the Company with targeted reductions of certain costs which included the voluntary separation program (“VSP”) and involuntary reductions in force.

•	In October, we announced the planned closure of our facility in Garland, Texas.

•	In October, we signed agreements with Cummins for the supply of their urea-based after-treatment system, as well as the supply of their ISX15 engine.

•	In October, we received net proceeds of $192 million from our equity offering with an additional $14 million received in November.

2012 Results Summary

For the year ended October 31, 2012, we experienced significant deterioration in our operating results, as compared to the previous year, and these results were significantly worse than our forecasts. A significant contributor to the decline in performance has been our previous strategy to meet U.S. Environmental Protection Agency (“EPA”) 2010 emissions standards, specifically our inability to meet the emissions standards and the impacts of pursuing that path, as well as a decline in our military-related business operations.

Our consolidated net sales and revenues decreased by 7%, as compared to the prior year period, reflecting lower net sales from all segments. Truck segment sales decreased 6%, primarily due to decreases in military sales, as well as lower sales to our “traditional” markets. Engine segment sales decreased 10%, primarily due to lower sales volumes in South America, as well as lower intercompany net sales in the U.S. and Canada. Parts segment sales decreased 2%, primarily due to lower military sales, partially offset by improvements in our commercial markets in the U.S. and Canada, as well as increases within our global parts business.

For the year ended October 31, 2012, the Company incurred a loss attributable to Navistar International Corporation of $3.0 billion, or $43.56 per diluted share, compared to income attributable to Navistar International Corporation of $1.7 billion, or $22.64 per diluted share in 2011. Included in the 2012 and 2011 results are the impacts of changes to our deferred tax valuation allowances. In 2012, we recognized income tax expense of $2.0 billion for the increase in our deferred tax valuation allowances on our U.S. deferred tax assets, partially offset by income tax benefit of $189 million, which resulted from release of a significant portion of our income tax valuation allowance on our Canadian deferred tax assets. In 2011, we recognized income tax benefits of $1.5 billion from the release of a portion of our income tax valuation allowances of our U.S. deferred tax assets. Additionally, the significant pre-tax items affecting our results include:

•	$404 million of adjustment for pre-existing warranties in 2012,

•	$73 million of restructuring charges for voluntary separation and reduction in force in 2012,

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$66 million and $64 million for costs relating to our engineering integration actions in 2012 and 2011, respectively. For 2012, the charges included restructuring charges of $23 million and other related costs of $43 million. For 2011, the charges included restructuring charges of $29 million and other related costs of $35 million.

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$45 million and $127 million of charges related to the restructuring of our North American manufacturing operations in 2012 and 2011, respectively. For 2012, the charges included impairment charges related to certain intangible assets of $38 million and restructuring charges of $7 million. For 2011, the charges included restructuring charges of $58 million and impairment charges of $64 million related to certain intangible assets and property and equipment, and the other related costs of $5 million.

•	$34 million of charges for non-conformance penalties (“NCPs”) for certain engine sales.

Operating results in 2012, as compared to 2011, were reflective of lower military sales coupled with a shift in order mix, higher warranty expenses, declines in “traditional” and worldwide truck volumes, higher commodity costs, unfavorable impacts of the fluctuations of foreign exchange rates, partially offset by a favorable reduction of charges related to the restructuring of our North American manufacturing operations. We also incurred higher expenses for postretirement benefits due to an unfavorable ruling in our retiree health care litigation matter in the fourth quarter of 2011. Additionally, our results were significantly impacted by the increase in the valuation allowance on our U.S. deferred tax assets in 2012, compared to the release of a portion of these valuation allowances in 2011.

Business Outlook and Key Trends

We are analyzing our options to improve the efficiency and performance of our operations. Our focus will be on improving our core North American Truck, Engine, and Parts businesses. We are also continuing to evaluate opportunities to restructure our business and rationalize our manufacturing operations in an effort to optimize our cost structure which could include, among other actions, additional rationalization of our manufacturing operations and/or divesting of non-core businesses. These actions could result in additional restructuring and other related charges, including but not limited to, impairments, employee termination costs, and charges for pension and other postretirement contractual benefits and pension curtailments, that could be significant.

Certain trends have affected our results of operations for 2012 as compared to 2011 and 2010. In addition, we expect that the following key trends will impact our future results of operations:

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Engine Strategy and Emissions Standards Compliance—We believe that our new strategy of integrating EGR and SCR, coupled with the Cummins 15L offering, provides a technology path to meet 2010 EPA emissions standards, greenhouse gas (“GHG”) standards, and positions the Company for future success. We expect this engine strategy will help to address distractions and uncertainty around our engine certification and the continuation of product offerings, which have had a detrimental impact on the Company's performance, including a deterioration of market share. However, in the near term, we expect to be further impacted by the transition of our engine strategy. The Company has incurred significant research and development and tooling costs to design and produce our engine product lines in an effort to meet the EPA and California Air Resources Board (“CARB”) on-highway heavy duty diesel (“HDD”) emissions standards, including on-board diagnostics (“OBD”) requirements. These emissions standards have and will continue to result in significant increases in costs of our products. In addition, our revised strategy creates the potential for gaps in our product offerings that could further impact the Company's results.

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“Traditional” Truck Market—The “traditional” truck markets in which we compete are typically cyclical in nature and are strongly influenced by macro-economic factors such as industrial production, demand for durable goods, capital spending, oil prices and consumer confidence. We anticipate the “traditional” truck industry retail deliveries will be in the range of 290,000 units to 320,000 units for 2013. We expect benefits from further improvements in our “traditional” volumes as the industry continues to recover from the historic lows experienced in 2009 and 2010. According to ACT Research, the average age of truck fleets still remains high. We anticipate higher sales in 2013, resulting from truck replacement as our customers refresh aging fleets. We also expect demand for trucks to increase as freight volumes and rates continue to improve as the U.S. economy recovers.

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Worldwide Engine Unit Sales—Our worldwide engine unit sales are impacted primarily by North America truck demand and sales in South America, our largest engine market outside of the North American market. Our MaxxForce engines are expected to begin to incorporate urea-based after-treatment systems from Cummins in 2013. We have made investments in engineering and product development for our proprietary engines and expect to continue to make significant investments in our after-treatment solution, meeting OBD requirements, and obtaining GHG compliance, as well as for other product innovations, cost-reductions, and fuel-usage efficiencies. These markets are impacted by consumer demand for products that use our engines as well as macro-economic factors such as oil prices and construction activity.

Our worldwide engine unit sales were 199,900 units in 2012, 243,600 units in 2011, and 240,400 units in 2010. Our 2012 worldwide engine unit sales were primarily to our Truck segment in North America and to external customers in South America. We also made certain OEM sales for commercial, consumer, and specialty vehicle products in North America, which have not historically been significant to our Engine segment. Additionally within our South America operations, a portion of our volumes in 2012 transitioned to lower margin contract manufacturing for certain customers. We expect to offset these lower margins with increased global engine and parts sales, as well as lower warranty and engineering and product development costs from our South American operations. We also expect our South American operations to continue to be a key contributor to the segment results and expect improvements from our OEM sales for commercial, consumer, and specialty vehicle products.

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Military Sales—In 2012, we continued to leverage existing products and plants to meet the demands of the U.S. military and our North Atlantic Treaty Organization (“NATO”) allies. Our U.S. military sales were $1.0 billion in 2012, compared to $1.8 billion in both 2011 and 2010. The decrease in military sales reflects a shift in our 2012 sales to primarily upgrading Mine Resistant Ambush Protected (“MRAP”) vehicles with our rolling chassis solution and retrofit kits. In comparison, our sales in 2011 and 2010 consisted of delivering, servicing, and maintaining MRAP vehicles, lower-cost militarized commercial trucks, and sales of parts and services. Additionally in 2012, we received orders for the upgrade of MRAP vehicles with our rolling chassis solution, as well as orders for MaxxPro survivability upgrade kits, which are all expected to be completed by the end of 2013. Based on the current environment, in 2013 we expect our military business to generate revenues of approximately $750 million.

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Warranty Costs—Emissions regulations in the U.S. and Canada have resulted in rapid product development cycles, driving significant changes from previous engine models. In 2010, we introduced changes to our engine line-up in response to 2010 emissions regulations. Component complexity and other related costs associated with meeting emissions standards have contributed to higher repair costs that exceeded those that we have historically experienced. Historically, warranty claims experience for launch-year engines has been higher compared to the prior model-year engines; however, over time we have been able to refine both the design and manufacturing process to reduce both the volume and the severity of warranty claims. While we continue to improve the design and manufacturing of our engines to reduce the volume and severity of warranty claims, we have continued to experience higher warranty costs than expected which has contributed to significantly higher warranty charges for current and pre-existing warranties, including charges for extended service contracts, in 2012. We recognized adjustments to pre-existing warranties of $404 million in the year ended October 31, 2012, compared to adjustments of $79 million and $51 million in the years ended October 31, 2011 and 2010, respectively. The increase in the adjustments to pre-existing warranties in 2012 relates to the unanticipated increase in warranty expense, primarily for certain 2010 emission standard engines. We may continue to experience an increase in warranty costs as compared to prior periods that could result in additional charges for adjustments to pre-existing warranties. In addition, as we identify opportunities to improve the design and manufacturing of our engines we may incur additional charges for product recalls and field campaigns to address identified issues. These charges may have an adverse effect on our financial condition, results of operations and cash flows. In 2013, to meet new emissions regulations, including but not limited to OBD requirements, the Company will launch several products that will incorporate additional changes and added component complexity. These changes may result in additional future warranty expenses that may have an adverse effect on our financial condition, results of operations and cash flows. For more information, see Note 1, Summary of Significant Accounting Policies, to the accompanying consolidated financial statements.

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Operating Cost Saving Initiatives—We continue to evaluate opportunities to restructure our business and rationalize our manufacturing operations in an effort to optimize our cost structure. We recently implemented a number of cost saving initiatives, including the consolidation of our Truck and Engine engineering operations, the relocation of our world headquarters to Lisle, Illinois, continued reductions in discretionary spending, and employee headcount reductions. As a result of these actions and the elimination of certain executive-level positions and consultants, we estimate these actions will result in approximately $175 million of annualized savings, beginning in 2013. In addition, we continue to evaluate additional options to improve the efficiency and performance of our operations. For example, we are evaluating opportunities to restructure our business in an effort to optimize our cost structure, which could include, among other actions, rationalization of certain manufacturing operations and/or divesting non-core businesses.

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Global Economy—The global economy, and in particular the economies in the U.S. and Brazil markets, are continuing to recover, and the related financial markets have stabilized. However, the impact of the economic recession and financial turmoil on the global markets pose a continued risk as customers may postpone spending, in response to tighter credit, negative financial news, and/or declines in income or asset values. Lower demand for our customers' products or services could also have a material negative effect on the demand for our products. In addition, there could be exposure related to the financial viability of certain key third-party suppliers, some of which are our sole source for particular components. Lower expectations of growth and profitability have resulted in impairments of long-lived assets in the past and we could continue to experience pressure on the carrying values of our assets if conditions persist for an extended period of time.

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Impact of Government Regulation—As a manufacturer of trucks and engines, we continue to face significant governmental regulation of our products, especially in the areas of environmental and safety matters. We are also subject to various noise standards imposed by federal, state, and local regulations. Government regulation related to climate change is under consideration at the U.S. federal and state levels. Because our products use fossil fuels, they may be impacted indirectly due to regulation, such as a cap and trade program, affecting the cost of fuels. In 2010, the OBD requirements were commenced for the initial family of truck engines and those products have also been certified, and the phase-in for the remaining engine families occurs in January 2013. In 2011, the EPA and National Highway Traffic Safety Administration (“NHTSA”) issued final rules setting GHG emissions and fuel economy standards for medium and heavy-duty engines and vehicles, which begin to apply in 2014 and are fully implemented in model year 2017. The Company plans to comply with these rules through the use of our existing technologies combined with certain third-party components, as well as the implementation of emerging technologies as they become available.

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Raw Material Commodity Costs—Commodity costs, which include steel, precious metals, resins, and petroleum products, increased by $84 million in 2012, increased by $112 million in 2011, and decreased by $49 million in 2010, as compared to the corresponding prior years. We continue to look for opportunities to mitigate the effects of market-based commodity cost increases through a combination of design changes, material substitution, alternate supplier resourcing, global sourcing efforts, pricing performance, and hedging activities. The objective of this strategy is to ensure cost stability and competitiveness in an often volatile global marketplace. Generally, the impact of commodity costs fluctuation in the global market will be reflected in our financial results on a time lag, and to a greater or lesser degree than incurred by our supply base depending on many factors including the terms of supplier contracts, special pricing arrangements, and any commodity hedging strategies employed.

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Facilities Optimization—We continue to evaluate options to improve the efficiency and performance of our operations. Our focus is on improving our core North American Truck, Engine and Parts business. We are evaluating opportunities to restructure our business and rationalize our manufacturing operations in an effort to optimize our cost structure, which could include, among other actions, additional rationalization of our manufacturing operations and/or divesting of non-core businesses. We have consolidated our executive management, certain business operations, and product development into our world headquarters site in Lisle, Illinois, which we completed in 2012, and we are consolidating our testing and validation activities into our Melrose Park, Illinois, facility, which we expect to complete in 2013. In October 2012, we announced our intention to close our Garland, Texas truck manufacturing plant. In July 2011, we announced our intention to close our Chatham, Ontario truck manufacturing plant and our Union City, Indiana chassis plant. In early 2010, we announced and implemented our plan to consolidate bus production within our Tulsa IC Bus facility. We continue to develop plans for efficient transitions related to these activities and evaluate other options to continue the optimization of our operations. We expect to realize future benefits from the plant optimization actions taken during 2012.

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Core Business Evaluation—The Company is currently evaluating its portfolio of assets to validate their strategic and financial fit. To allow us to increase our focus on our North America core businesses, we are evaluating product lines, businesses, and engineering programs that fall outside of our core businesses. We are using ROIC, combined with an assessment of the strategic fit to our core businesses, to identify areas that are not performing to our expectations. For those areas, we are evaluating whether to fix, divest, or close and expect to realize incremental benefits from these actions in the near future.

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Joint Ventures and Other Investments—We have made substantial investments in joint ventures and other businesses that complement our core operations and provide growth opportunities in expansionary markets. In 2012, we announced that we received approval from the Chinese government to proceed with our engine manufacturing plans through our joint venture with JAC and expect this to have a significant impact on our global strategy in the future. In 2012, we also initiated certain strategic initiatives, including an agreement with Indiana Phoenix to sell front-discharge concrete mixers through our Continental Mixer subsidiary, and the acquisition of certain assets from E-Z Pack related to the manufacture of refuse truck bodies. In India, we have two joint ventures with Mahindra & Mahindra Ltd (“Mahindra”), Mahindra Navistar Automotives Ltd (“MNAL”) and Mahindra Navistar Engines Private Ltd (“MNEPL”), and the Company is in discussions with Mahindra regarding the potential purchase by Mahindra of our interests in those two joint ventures.

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GE Capital Alliance—In March 2010, we entered into a three-year Operating Agreement (with one-year automatic extensions and subject to early termination provisions) with GE Capital Corporation and GE Capital Commercial, Inc. (collectively “GE”) (the “GE Operating Agreement”). Under the terms of the GE Operating Agreement, GE became our preferred source of retail customer financing for equipment offered by us and our dealers in the U.S. We provide GE a loss sharing arrangement for certain credit losses, and under limited circumstances NFC retains the rights to originate retail customer financing. Loan originations under the GE Operating Agreement began in the third quarter of 2010, which will continue to reduce NFC originations and portfolio balances in the future. We expect retail finance receivables and retail finance revenues to continue to decline as our retail portfolio is paid down.

Results of Operations

The following information summarizes our Consolidated Statements of Operations and illustrates the key financial indicators used to assess our consolidated financial results.

Results of Operations for 2012 as Compared to 2011

(in millions, except per share data and % change)	2012	2011	Change	% Change
Sales and revenues, net	$12,695	$13,641	$(946)	(7)

Costs of products sold	11,401	10,937	464	4
Restructuring charges	107	82	25	30
Impairment of property and equipment and intangible assets	16	13	3	23
Selling, general and administrative expenses	1,419	1,407	12	1
Engineering and product development costs	532	520	12	2
Interest expense	259	247	12	5
Other expense (income), net	43	(71)	114	N.M.

Total costs and expenses	13,777	13,135	642	5
Equity in loss of non-consolidated affiliates	(29)	(71)	42	(59)

Income (loss) from continuing operations before income taxes	(1,111)	435	(1,546)	N.M.
Income tax benefit (expense)	(1,780)	1,417	(3,197)	N.M.

Income (loss) from continuing operations	(2,891)	1,852	(4,743)	N.M.
Less: Net income attributable to non-controlling interests	48	55	(7)	(13)

Income (loss) from continuing operations(A)	(2,939)	1,797	(4,736)	N.M.
Loss from discontinued operations, net of tax	(71)	(74)	3	(4)

Net income (loss)(A)	$(3,010)	$1,723	$(4,733)	N.M.

Diluted earnings (loss) per share:(A)
Continuing operations	$(42.53)	$23.61	$(66.14)	N.M.
Discontinued operations	(1.03)	(0.97)	(0.06)	6

	$(43.56)	$22.64	$(66.20)	N.M.

N.M.	Not meaningful.
(A)	Amounts attributable to Navistar International Corporation

Sales and revenues, net

Our sales and revenues, net are categorized by geographic region, based on the location of the end customer. Sales and revenues, net by geographic region are as follows:

(in millions, except % change)	Total				U.S. and Canada				Rest of World (“ROW”)
	2012	2011	Change	% Change	2012	2011	Change	% Change	2012	2011	Change	% Change
Truck	$8,816	$9,421	(605)	(6)	$7,405	$8,013	(608)	(8)	$1,411	$1,408	3	—
Engine	3,394	3,791	(397)	(10)	2,175	2,240	(65)	(3)	1,219	1,551	(332)	(21)
Parts	2,119	2,155	(36)	(2)	1,890	1,937	(47)	(2)	229	218	11	5
Financial Services	259	291	(32)	(11)	194	227	(33)	(15)	65	64	1	2
Corporate and Eliminations	(1,893)	(2,017)	124	(6)	(1,864)	(2,060)	196	(10)	(29)	43	(72)	(167)

Total	$12,695	$13,641	(946)	(7)	$9,800	$10,357	(557)	(5)	$2,895	$3,284	(389)	(12)

Truck segment net sales decreased $605 million, or 6%, primarily due to decreases in military sales and Class 6 and 7 medium trucks in our “traditional” markets, partially offset by increases in sales and the impact of product mix for our Class 8 heavy and severe service trucks in our “traditional” markets and the impact of the consolidation and growth of our NC2 Global, LLC (“NC2”) operations.

Engine segment net sales decreased by $397 million, or 10%, primarily due to lower sales volumes in South America, reflecting a pre-buy of pre-Euro V emissions standard engines in the prior year and unfavorable movements in foreign currency exchange rates. Also contributing to the decrease were lower intercompany net sales in the U.S. and Canada.

Parts segment net sales decreased by $36 million, or 2%, primarily due to lower military sales, partially offset by improvements in our commercial markets in the U.S. and Canada, as well as increases within our global parts business.

Financial Services segment net revenues decreased by $32 million, or 11%, primarily driven by the continued decline in the average retail finance receivable balance. The decline in the average retail finance receivable balance is reflective of a decrease in U.S. retail loan originations, which are now being funded primarily under the GE Operating Agreement.

Costs of products sold

Cost of products sold increased by $464 million, compared to the prior year period, reflecting increases in the Engine segment, partially offset by decreases in the Parts segment that were largely reflective of their overall decrease in net sales. The increase in cost of products sold in the Engine segment was largely due to higher current and pre-existing warranty costs, partially offset by lower volumes. Component complexity and other related costs associated with meeting emissions standards has contributed to higher repair costs that exceeded those that we have historically experienced. Further contributing to the higher warranty expense and the associated increase in warranty costs per unit were shifts in product mix to higher cost engines. We recognized charges for adjustments to pre-existing warranties of $404 million in 2012, compared to $79 million the prior year. The increase in the adjustments relates to the unanticipated increases in warranty spend, primarily for certain 2010 Engines. While we continue to improve the design and manufacturing of our engines to reduce the volume and severity of warranty claims, we have continued to experience higher warranty spend than expected. Included in 2012 warranty expense, was $130 million of charges related to field campaigns we initiated to address issues in products sold, as compared to $23 million in the prior year. The charges were primarily recognized as adjustments to pre-existing warranties. For more information, see Note 1, Summary of Significant Accounting Policies, to the accompanying consolidated financial statements.

Cost of products sold from the Truck segment was relatively flat as compared to the prior year, reflecting a decrease in military volumes and a shift in military product mix, as well as benefits from manufacturing cost efficiencies largely due to our flexible manufacturing strategy and other actions. Offsetting these factors were increases in our “traditional” markets, which reflects shifts in product mix, and cost increases for materials largely due to higher commodity costs, particularly steel and rubber, as well as the impact of the consolidation of NC2 operations.

Restructuring charges

Restructuring charges were $107 million in 2012, compared to $82 million in 2011. The charges consisted of:

(in millions, except % change)	2012	2011	Change	% Change
Engineering integration costs	$23	$29	$(6)	(21)
Restructuring of North American manufacturing operations	6	48	(42)	(88)
Voluntary separation program and reduction in force	73	—	73	N.M.
Other	5	5	—	—

Restructuring charges	$107	$82	$25	30

The restructuring charges in 2012 were primarily related to cost-reduction initiatives that include the Company's offering of the VSP to the majority of our U.S.-based non-represented salaried employees and the impacts of an involuntary reduction in force in the U.S. and Brazil, as well as integration costs, which include the vacancy of a lease relating to the relocation of our world headquarters. The restructuring charges in 2011 were primarily related to the actions taken in 2011 at our Fort Wayne facility, Springfield Assembly Plant and Chatham heavy truck plant within our Truck segment. For more information on the programs described above, see Note 2, Restructurings and Impairments, to the accompanying consolidated financial statements.

Impairment of property and equipment and intangible assets

In 2012, we incurred asset impairment charges of $16 million, which includes a charge of $10 million for the impairment of certain intangible assets related to the parts distribution operations associated with the Workhorse Custom Chassis (“WCC”) business, recognized by the Parts segment. In 2011, we recognized impairments of property and equipment and intangible assets of $13 million, primarily in our Truck segment, relating to charges at our Chatham, Ontario plant, reflecting the impact of the closure of the facility. For more information on these impairments, see Note 2, Restructurings and Impairments, to the accompanying consolidated financial statements.

Selling, general and administrative expenses

Selling, general and administrative (“SG&A”) expenses increased by $12 million, compared to the prior year periods. This increase in SG&A expenses reflects an increase in postretirement benefit expenses, as well as higher expenses related to the consolidation of the truck and engine engineering operations and the relocation of our world headquarters. The increase in postretirement benefit expenses was primarily due to reinstating the prescription drug benefit provided under the 1993

Settlement Agreement in accordance with a court ruling in September 2011. For more information, see Note 14, Commitments and Contingencies, to the accompanying consolidated financial statements. Partially offsetting these increases was a decrease in employee incentive compensation expense, reflecting the losses incurred in 2012, and savings from cost-reduction initiatives.

The increase in SG&A expenses reflects higher expenses in the Truck segment, lower expenses in the Engine segment, and flat expenses in the Parts segment. In addition to the factors described above, the increase in the Truck segment was primarily due to higher provisions for receivables losses, higher advertising and promotional expenses, and the consolidation of the NC2 operations, which was partially offset by decreased Dealcor expenses due to the sale of certain dealerships. The decrease in the Engine segment was primarily driven by lower administrative expenses relating to cost-reduction initiatives, particularly at our South American operations.

In the fourth quarter of 2012, we offered the majority of our U.S.-based non-represented salaried employees the opportunity to apply for a VSP. Along with the VSP, we used attrition and an involuntary reduction in force to eliminate additional positions in order to meet our targeted reductions goal. In addition to these actions in the U.S., our Brazilian operations utilized an involuntary reduction in force to eliminate positions. As a result of these actions and the elimination of certain executive-level positions, we expect to realize year-over-year savings. For more information, see Note 2, Restructurings and Impairments, to the accompanying consolidated financial statements.

Engineering and product development costs

Engineering and product development costs increased by $12 million, compared to the prior year period, reflecting higher costs in the Truck segment that were partially offset by lower costs in the Engine segment. The increase in the Truck segment was primarily due to product development of our low-cab-over-engine vehicle, integration of the Cummins 15L engine and Cummins SCR after-treatment systems into certain "traditional" truck models, the development of certain natural gas applications, as well as the consolidation of the NC2 operations, partially offset by a reduction in expenses for the development of military-related trucks. The decrease in the Engine segment was primarily due to costs recognized in 2011 related to the launch of the Maxxforce 15L engine and lower expenses in 2012 for 0.2 nitrogen oxide ("NOx") emissions technology due to our change in strategy in the latter part of the year, partially offset by increased spending on projects to meet the OBD requirements.

Interest expense

Interest expense increased by $12 million compared to the prior year. The increase in interest expense was primarily the result of the August 2012 borrowing of $1 billion under the Term Loan Credit Facility. For more information, see Note 9, Debt, to the accompanying consolidated financial statements.

Other expense (income), net

Other expense (income), net, was an expense of $43 million in 2012, compared to income of $71 million in 2011. In 2012, the Company, particularly the Truck segment, was unfavorably impacted by the fluctuations of foreign exchange rates, primarily due to the strengthening of the U.S. Dollar against the Brazilian Real, as compared to being favorably impacted in the prior year periods. Additionally, the Company recognized costs related to the early redemption of a portion of our 8.25% Senior Notes, due 2021 (the "Senior Notes"), which includes charges of $8 million for the early redemption premium and write-off of related discount and debt issuance costs. For more information, see Note 9, Debt, to the accompanying consolidated financial statements. Also in 2011, other income, net included a $10 million benefit relating to the extinguishment of a financing liability for equipment within our Engine segment.

Equity in loss of non-consolidated affiliates

Equity in loss of non-consolidated affiliates decreased by $42 million, primarily due to our acquisition of Caterpillar's ownership interest in NC2 in September 2011. NC2 is now included in our consolidated results in the Truck segment. For more information, see Note 8, Investments in Non-consolidated Affiliates, to the accompanying consolidated financial statements.

Income tax benefit (expense)

In 2012, we recognized income tax expense of $1.8 billion, compared to an income tax benefit of $1.4 billion in 2011. In 2012, we recognized income tax expense of $2.0 billion for the increase in our deferred tax valuation allowances on our U.S. deferred tax assets. This was partially offset by income tax benefit of $189 million, which resulted from the release of a significant portion of our income tax valuation allowance on our Canadian deferred tax assets.

In 2011, we recognized an income tax benefit of $1.5 billion from the release of a significant portion of our deferred tax valuation allowance on our U.S. deferred tax assets, as well as a $42 million tax benefit related to the resolution of audits in various jurisdictions. Prior to the release of a significant portion of our deferred tax valuation allowances, the amounts recorded in income taxes were limited to current state income taxes, alternative minimum taxes net of refundable credits, and other discrete items.

We had $1.1 billion of U.S. net operating losses and $200 million of general business credits as of October 31, 2012. We expect our cash payments of U.S. taxes will be minimal for so long as we are able to offset our U.S. taxable income by these U.S. net operating losses and tax credits. We maintain valuation allowances on our U.S. and certain foreign deferred tax assets because it is more-likely-than-not those deferred tax assets will not be realized. It is reasonably possible within the next twelve months that an additional valuation allowance may be required on certain foreign deferred tax assets. For additional information, see Note 11, Income Taxes, to the accompanying consolidated financial statements.

Net income attributable to non-controlling interests

Net income attributable to non-controlling interests is the result of our consolidation of subsidiaries of which we do not own 100%. Substantially all of our net income attributable to non-controlling interests in 2012 and 2011 relates to Ford Motor Company's (“Ford”) non-controlling interest in our Blue Diamond Parts (“BDP”) subsidiary.

Loss from discontinued operations, net of tax

The losses from discontinued operations in both periods were from the WCC operations and certain operating results of the Monaco recreational vehicle business (“Monaco”). The decrease in losses was primarily related to lower impairment and restructuring charges in 2012 compared to 2011. The loss in 2012 included $28 million charges for impairment of certain intangible assets related to WCC. In 2011, the Company committed to a restructuring plan of the WCC and Monaco operations and recognized $10 million of restructuring charges. In addition, the Company recognized $51 million of impairments of intangible assets, primarily customer relationships and trade names, associated with the WCC asset group. For more information, see Note 2. Restructurings and Impairments and Note 22, Discontinued Operations, to the accompanying consolidated financial statements.

Segment Results of Operations for 2012 as Compared to 2011

We define segment profit (loss) as net income (loss) attributable to Navistar International Corporation excluding income tax benefit (expense). For additional information about segment profit, see Note 15, Segment Reporting, to the accompanying consolidated financial statements. The following sections analyze operating results as they relate to our four segments and do not include intersegment eliminations:

Truck Segment

(in millions, except % change)	2012	2011	Change	% Change
Truck segment sales - U.S. and Canada	$7,405	$8,013	$(608)	(8)
Truck segment sales - ROW	1,411	1,408	3	—

Total Truck segment sales, net	$8,816	$9,421	$(605)	(6)

Truck segment profit (loss)	$(249)	$451	$(700)	N.M.

Segment sales

Truck segment net sales decreased $605 million, or 6%, primarily due to decreases in military sales and Class 6 and 7 medium trucks in our “traditional” markets, partially offset by the impact of product mix that include increases in sales of our Class 8 heavy and severe service trucks in our “traditional” markets and the impact of the consolidation and growth of our NC2 operations. The decrease in military sales is reflective of our 2012 sales related to the upgrade of MRAP vehicles with our rolling chassis solution and retrofit kits, compared to our 2011 sales that included significant orders for MRAP vehicles. Chargeouts from our “traditional” market were down 4%, primarily due to a 19% decrease in our Class 6 and 7 medium trucks, partially offset by a 5% increase in both of our Class 8 heavy trucks and School buses and a 2% increase in our Class 8 severe service trucks.

Segment profit (loss)

The Truck segment incurred a loss of $249 million in 2012 compared to profit of $451 million in 2011. Truck segment results included total charges of $99 million in 2012 and $108 million in 2011, for the integration of our engineering operations, restructuring of our North American manufacturing operations, and the impact of our fourth quarter cost-reduction initiative. These charges consisted of:

(in millions, except % change)	2012	2011	Change	% Change
Engineering integration costs	$36	$49	$(13)	(27)
Restructuring of North American manufacturing operations	34	59	(25)	(42)
Voluntary separation program and reduction in force	29	—	29	N.M.

Charges incurred by the Truck segment	$99	$108	$(9)	(8)

For more information on the programs described above, see Note 2, Restructurings and Impairments, to the accompanying consolidated financial statements.

Excluding the impact of these costs, the Truck segment profit decreased by $709 million in 2012. The decrease was primarily due to the decrease in military sales, coupled with a shift in military product mix, higher commodity costs, increased warranty costs that were primarily related to extended warranty contracts on certain 2010 Engines, and increases in SG&A and Engineering and product development costs. Throughout 2012, we have experienced increases in the cost for commodities. We anticipate increases in overall commodity costs in the foreseeable future, but we continue to explore opportunities to mitigate our exposure to commodity cost volatility. Additionally, the impact of commodity hedging in 2012 was immaterial, compared to recognizing a gain of $17 million in 2011. The Truck segment recognized significant charges for adjustments to pre-existing warranties of $83 million in 2012, compared to charges of $25 million in the prior year. Included in 2012 warranty expense, the Truck segment recognized net charges of $66 million for losses on extended warranty contracts for our 2010 emissions standard MaxxForce Big-Bore engines. The net charges included $19 million related to contracts sold in the current year and $47 million recognized as adjustments to pre-existing warranties. Partially offsetting these factors were the realization of certain benefits from manufacturing cost efficiencies.

SG&A expenses increased due to higher provisions for receivables losses and higher advertising and promotional expenses. Engineering and product development costs were higher primarily due to product development of our low-cab-over-engine vehicle, integration of the Cummins 15L engine and Cummins SCR after-treatment systems into certain “traditional” truck models, and the development of certain natural gas applications, partially offset by a reduction in expenses for the development of military-related trucks.

Engine Segment

(in millions, except % change)	2012	2011	Change	% Change
Engine segment sales - U.S. and Canada	$2,175	$2,240	$(65)	(3)
Engine segment sales - ROW	1,219	1,551	(332)	(21)

Total Engine segment sales, net	$3,394	$3,791	$(397)	(10)

Engine segment profit (loss)	$(562)	$84	$(646)	N.M.

Segment sales

Engine segment net sales decreased by $397 million, or 10%, primarily due to lower sales volumes in South America, reflecting a pre-buy of pre-Euro V emissions standard engines in the prior year and unfavorable movements in foreign currency exchange rates. Also contributing to the decrease were lower intercompany net sales in the U.S. and Canada and a decrease in sales from our BDP operations of $38 million, largely due to reduced volumes.

Segment profit (loss)

The Engine segment incurred a loss of $562 million in 2012, predominantly due to increased warranty expense. Component complexity and related costs associated with meeting the emissions standards has contributed to higher repair costs that have exceeded those that we have historically experienced. Further contributing to the increase in warranty expense and the associated warranty costs per unit has been shifts in product mix to higher-cost engines. The Engine segment recognized significant charges for adjustments to pre-existing warranties of $321 million in 2012, compared to charges of $54 million in the prior year. The increase in the adjustments to pre-existing warranties was primarily related to unanticipated increases in warranty expense for certain 2010 Engines. While we continue to improve the design and manufacturing of our engines to reduce the volume and severity of warranty claims, we have continued to experience higher warranty expenses than expected. Included in 2012 warranty expense, was $107 million of charges related to field campaigns we initiated to address issues in products sold, as compared to $10 million in the prior year. The charges were primarily recognized as adjustments to pre-existing warranties.

Also impacting the Engine segment's comparative results were NCPs recognized in 2012, increases in restructuring and related charges, and certain start up costs for certain engine components. In 2012, the Engine segment recognized $34 million of charges for NCPs for certain 13L engine sales and restructuring and related charges of $21 million for cost-reduction actions.

For more information on restructuring and related cost-reduction actions, see Note 2, Restructurings and Impairments, to the accompanying consolidated financial statements. The 2012 startup costs were related to the production of compacted graphite iron cylinder blocks for our MaxxForce Big-Bore engines.

Partially offsetting these factors was lower SG&A expenses, reflecting impacts from cost-reduction initiatives, particularly at our South American operations. Engineering costs were also lower, primarily due to costs recognized in 2011 related to the launch of the Maxxforce 15L engine and lower expenses in 2012 for 0.2 NOx emissions technology due to our change in strategy in the latter part of the year, partially offset by increased spending on projects to meet the OBD requirements and the integration of the Cummins SCR after-treatment systems into certain “traditional” truck models. Additionally, the segment recognized an increased benefit of $46 million from the allocation of intercompany “access fees” to the Parts segment, which consists of certain engineering and product development costs, depreciation expense, and selling, general and administrative expenses incurred by the Truck and Engine segments that are allocated based on a relative percentage of certain sales.

Parts Segment

(in millions, except % change)	2012	2011	Change	% Change
Parts segment sales - U.S. and Canada	$1,890	$1,937	$(47)	(2)
Parts segment sales - ROW	229	218	11	5

Total Parts segment sales, net	$2,119	$2,155	$(36)	(2)

Parts segment profit	$240	$287	$(47)	(16)

Segment sales

Parts segment net sales decreased by $36 million, or 2%, primarily due to lower military sales, partially offset by improvements in our commercial markets in U.S. and Canada, as well as increases within our global parts business.

Segment profit

Parts segment profit decreased $47 million, largely driven by a $45 million increase in the allocation of intercompany “access fees,” which consists of certain engineering and product development costs, depreciation expense, and selling, general and administrative expenses incurred by the Truck and Engine segments that are allocated based on a relative percentage of certain sales.

Additionally, the segment incurred a charge of $10 million in the second quarter of 2012 for the impairment of certain intangible assets of the parts distribution operations related to the WCC business. In 2012, the Parts segment recognized restructuring and related charges of $7 million for cost-reduction actions. For more information, see Note 2, Restructurings and Impairments, to the accompanying consolidated financial statements.

Financial Services Segment

(in millions, except % change)	2012	2011	Change	% Change
Financial Services segment revenues - U.S. and Canada(A)	$194	$227	$(33)	(15)
Financial Services segment revenues - ROW	65	64	1	2

Total Financial Services segment revenues, net	$259	$291	$(32)	(11)

Financial Services segment profit	$91	$129	$(38)	(29)

(A)	The Financial Services segment does not have Canadian operations.

Segment revenues

Financial Services segment net revenues decreased by $32 million, or 11%, primarily driven by the continued decline in the average retail finance receivable balances and a reduction of intercompany financing fees. The decline in the average retail finance receivable balance is reflective of U.S. retail loan originations, which are now being funded primarily under the GE Operating Agreement. During 2012, the average finance receivable balances were $2.4 billion, compared to $3.1 billion during 2011.

Segment profit

The Financial Services segment profit decreased $38 million, predominantly driven by the lower net interest margin due to the decline in average retail finance receivables balances. Also contributing to the decrease in segment profit was higher SG&A expenses, primarily due to an increase in depreciation expense related to higher average investment in equipment under operating leases, and a higher net provision for loan losses.

Results of Operations for 2011 as Compared to 2010

(in millions, except per share data and % change)	2011	2010	Change	% Change
Sales and revenues, net	$13,641	$11,867	$1,774	15

Costs of products sold	10,937	9,458	1,479	16
Restructuring charges (benefit)	82	(15)	97	N.M.
Impairment of property and equipment and intangible assets	13	—	13	N.M.
Selling, general and administrative expenses	1,407	1,381	26	2
Engineering and product development costs	520	455	65	14
Interest expense	247	253	(6)	(2)
Other income, net	(71)	(53)	(18)	34

Total costs and expenses	13,135	11,479	1,656	14
Equity in loss of non-consolidated affiliates	(71)	(50)	(21)	42

Income from continuing operations before income tax	435	338	97	29
Income tax benefit (expense)	1,417	(23)	1,440	N.M.

Income from continuing operations	1,852	315	1,537	N.M.
Less: Net income attributable to non-controlling interests	55	44	11	25

Income from continuing operations(A)	1,797	271	1,526	N.M.
Loss from discontinued operations, net of tax	(74)	(48)	(26)	54

Net income(A)	$1,723	$223	$1,500	N.M.

Diluted earnings per share:(A)
Continuing operations	$23.61	$3.70	$19.91	N.M
Discontinued operations	(0.97)	(0.65)	(0.32)	49

	$22.64	$3.05	$19.59	N.M

N.M.	Not meaningful.
(A)	Amounts attributable to Navistar International Corporation

Sales and revenues, net

Our sales and revenues, net are categorized by geographic region based on the location of the customer sale. Sales and revenues, net by geographic region are as follows:

(in millions, except % change)	Total				U.S. and Canada				Rest of World (“ROW”)
	2011	2010	Change	% Change	2011	2010	Change	% Change	2011	2010	Change	% Change
Truck	$9,421	$7,929	$1,492	19	$8,013	$7,115	$898	13	$1,408	$814	$594	73
Engine	3,791	2,986	805	27	2,240	1,730	510	29	1,551	1,256	295	23
Parts	2,155	1,885	270	14	1,937	1,718	219	13	218	167	51	31
Financial Services	291	309	(18)	(6)	227	254	(27)	(11)	64	55	9	16
Corporate and Eliminations	(2,017)	(1,242)	(775)	62	(2,060)	(1,175)	(885)	75	43	(67)	110	(164)

Total	$13,641	$11,867	$1,774	15	$10,357	$9,642	$715	7	$3,284	$2,225	$1,059	48

Truck segment net sales increased $1.5 billion, primarily due to higher “traditional” and worldwide volumes, improved pricing across all “traditional” classes, and increased ROW sales, predominantly due to strong sales volumes in South America. Partially offsetting these increases were lower military revenues, decreased volumes of our School buses, and decreased used truck sales.

Engine segment net sales increased $805 million, primarily due to increased intercompany sales driven by the strengthening of the North America truck market and a shift in product mix to higher revenue units, particularly our MaxxForce 11L and 13L Big-Bore engines. These increases were partially offset by the loss of the Ford business in North America in 2010.

Parts segment net sales increased $270 million, primarily due to increases in our U.S. and Canada commercial markets, reflecting higher volumes and improved pricing to recover higher material and freight-related expenses, as well as improvements within our global parts business.

Financial Services segment net revenues decreased $18 million compared to the prior year primarily driven by a decrease in the average retail finance receivable balance, partially offset by improved wholesale note revenues on increased wholesale balances. The decline in the average retail finance receivable balance was driven by decreased retail loan originations, which are now funded under the GE Operating Agreement.

Costs of products sold

Cost of products sold increased by $1.5 billion compared to the prior year, which was consistent with our growth in sales and revenues. This increase was across our Truck, Engine, and Parts segments. The increase in costs of products sold was primarily due to higher costs of “traditional” units equipped with our proprietary 2010 Engines, a shift in product mix to higher cost Big-Bore engines, and increased commodity costs, particularly steel and rubber. Partially offsetting these contributors to the increase in cost of products sold were manufacturing cost efficiencies largely due to our flexible manufacturing strategy and other actions.

Our warranty costs were higher, primarily due to increased volumes, as well as the exclusive use of our MaxxForce engines in our “traditional” product offerings, as compared to previous outside sourcing for various engine models in which warranty costs were included in the engine purchase price. In addition, we recognized increased adjustments to pre-existing warranties of $28 million primarily related to changes in our estimated warranty costs per unit on 2007 emissions standard engines and various authorized field campaigns.

Restructuring charges

Restructuring charges in 2011 were $82 million, compared to a net reversal of $15 million in the prior year. The restructuring charges in 2011 were primarily related to the actions taken in 2011 at our Fort Wayne facility, Springfield assembly plant, and Chatham heavy truck plant within our Truck segment.

The restructuring benefit in 2010 was primarily comprised of a $16 million favorable settlement of a portion of contractual obligations related to the Indianapolis Engine Plant (“IEP”) and Indianapolis Casting Corporation (“ICC”) restructuring and $10 million of reversals of our remaining restructuring reserves for ICC as a result of our decision to continue operations at ICC. These amounts were recognized in our Engine segment. For more information, see Note 2, Restructurings and Impairments, to the accompanying consolidated financial statements.

Impairment of property and equipment and intangible assets

In 2011, we recognized impairments of property and equipment and intangible assets of $13 million, primarily in our Truck segment, relating to charges at our Chatham, Ontario plant, reflecting the impact of the closure of the facility. For additional information, see Note 2, Restructurings and Impairments, to the accompanying consolidated financial statements.

Selling, general and administrative expenses

SG&A expenses were flat as compared to the prior year, reflecting increases in our Truck, Engine, and Parts segments, partially offset by a decrease in the Financial Services segment. Compared to the prior year, SG&A expenses increased primarily due to incremental selling and sales support expenses due to the higher commissions-related expenses, providing service support for our proprietary engines, engineering integration costs, and other expenses related to the move of our world headquarters.

Partially offsetting these increases in SG&A expenses were decreased postretirement benefits expense allocated to SG&A expenses, a net reversal of the provision for doubtful accounts, and decreased Company-owned Dealcor expenses due to the sale of certain Company-owned dealerships. Postretirement benefits expense decreased largely due to a lower interest cost component, reflecting lower discount rates, and higher expected return on assets, primarily driven by higher values of plan assets based upon the October 2010 measurement. For more information, see Note 10, Postretirement Benefits, to the accompanying consolidated financial statements. The net reversal of the provision for doubtful accounts was attributable to declines in retail portfolio balances and actual charge-offs. In addition, the stabilization of the used truck market has resulted in increased demand and improved pricing for used equipment.

Engineering and product development costs

Engineering and product development costs, which are incurred by our Truck and Engine segments, increased by $65 million as compared to the prior year. The increase was primarily due to our ongoing improvements to our EGR and other technologies to meet emissions regulations at 0.2 NOx emissions levels in North America and Euro V emissions regulations in South America, and new product programs within our Truck and Engine segments for the North American and global markets. Also contributing to the increase in engineering and product development costs were engineering integration costs related to the consolidation of our Truck and Engine segment engineering operations. Engineering and product development costs are incurred by our Truck and Engine segments for product innovations, cost-reductions, and to enhance product and fuel-usage efficiencies.

Interest expense

Interest expense for 2011 was flat as compared to the prior year. Changes in interest expense attributable to the lower average debt balances were largely offset by slightly higher interest rates. For more information, see Note 9, Debt, and Note 13, Financial Instruments and Commodity Contracts, to the accompanying consolidated financial statements.

Other income, net

Other income, net was $71 million for 2011, compared to $53 million in 2010. In 2011, other income, net included a $10 million benefit relating to the settlement of financing arrangement of certain equipment within our Engine segment. In 2010, other income, net was primarily comprised of reductions to reserves within our Truck and Engine segments for certain value added taxes in Brazil that were reassessed and determined to be recoverable.

Equity in loss of non-consolidated affiliates

Equity in loss of non-consolidated affiliates were $71 million and $50 million in 2011 and 2010, respectively, and primarily reflective of continued investment and start-up losses associated with certain joint ventures, primarily our joint ventures with Mahindra and NC2 prior to our acquisition of Caterpillar's ownership interest of NC2 in September 2011. For more information, see Note 8, Investments in Non-consolidated Affiliates, to the accompanying consolidated financial statements.

Income tax benefit (expense)

In 2011, we recognized an income tax benefit of $1.5 billion from the release of a portion of our deferred tax valuation allowances on our U.S. deferred tax assets. Excluding the release of deferred tax valuation allowances, our tax expense in 2011 was $79 million, which included a $42 million tax benefit related to the resolution of audits in various jurisdictions. In 2010, our tax expense was $23 million, which included a U.S. alternative minimum tax benefit of $29 million from the carryback of alternative minimum taxable losses to prior years. Our 2010 income tax expense on U.S. and Canadian operations was limited to current state income taxes, alternative minimum taxes net of refundable credits and other discrete items.

We had $360 million of U.S. net operating losses and $208 million of general business credits as of October 31, 2011. As of October 31, 2011, we continued to maintain valuation allowances for certain foreign operations and for certain state deferred tax assets because it is more likely than not those deferred tax assets will not be realized. For additional information, see Note 11, Income Taxes, to the accompanying consolidated financial statements.

Net income attributable to non-controlling interests

Net income attributable to non-controlling interests is the result of our consolidation of subsidiaries in which we do not own 100%. Our net income attributable to non-controlling interests was $55 million and $44 million in 2011 and 2010, respectively, and substantially relates to Ford's non-controlling interest in our BDP subsidiary.

Loss from discontinued operations, net of tax

The losses from discontinued operations in both periods were from certain operations of our Monaco business, as well as our WCC operations. The increase in losses was primarily the result of impairment and restructuring charges in 2011. In 2011, the Company committed to a restructuring plan of the WCC and Monaco operations and recognized $10 million of restructuring charges. In addition, the Company recognized $51 million of impairments of intangible assets, primarily consisting of customer relationships and trade names associated with the WCC asset group. For more information, see Note 2. Restructurings and Impairments and Note 22, Discontinued Operations, to the accompanying consolidated financial statements.

Segment Results of Operations for 2011 as Compared to 2010

We define segment profit (loss) as net income (loss) attributable to Navistar International Corporation excluding income tax expense. For additional information about segment profit (loss), see Note 15, Segment Reporting, to the accompanying consolidated financial statements. The following sections analyze operating results as they relate to our four segments and do not include intersegment eliminations:

Truck Segment

(in millions, except % change)	2011	2010	Change	% Change
Truck segment sales - U.S. and Canada	$8,013	$7,115	898	13
Truck segment sales - ROW	1,408	814	594	73

Total Truck segment sales, net	$9,421	$7,929	1,492	19

Truck segment profit	$451	$472	(21)	(4)

Segment sales

Truck segment net sales increased by $1.5 billion, or 19%, largely due to a significant increase in our “traditional” and worldwide volumes. These increases included a 46% increase in chargeouts within our Class 6 and 7 medium truck class and 19% within our Class 8 heavy truck class. Average sales prices of trucks across all our “traditional” classes also increased in 2011, primarily due to the use of our proprietary 2010 Engines. Partially offsetting these increases were lower military revenues, decreased volumes of our School buses, and decreased used truck sales as we have reduced our inventory of used trucks. The decrease in our military revenues was primarily driven by lower chargeouts, partially offset by increases in the average sales price due to a shift in product mix. Our ROW sales increased predominantly due to strong sales volumes in South America, reflecting a general economic recovery, as well as the strengthening of the global economy.

Segment profit

The Truck segment profit in 2011 decreased $21 million, and included $108 million of charges related to the restructuring of our North American manufacturing operations and engineering integration costs. Restructuring of our North American manufacturing operations primarily related to actions taken at our Chatham, Ontario heavy truck plant and included restructuring and other related charges of $49 million. Additionally, the segment recognized $10 million of impairment charges related to certain intangible assets and property and equipment, primarily related to this facility. The Truck segment incurred $49 million of engineering integration costs, related to the consolidation of our engineering operations within our Truck and Engine segments. As of October 31, 2011, these actions were expected to contribute to our flexible manufacturing strategy and increase operational efficiencies. For further information, see Note 2, Restructurings and Impairments, to the accompanying consolidated financial statements. Also contributing to the segment profit decrease was the 2010 recognition of a benefit relating to a reduction in reserves for certain value added taxes in Brazil of $30 million.

Excluding the 2011 charges for restructuring, impairments and engineering integration costs, our Truck segment profit increased $87 million compared to 2010, and reflected higher “traditional” and worldwide volumes. Also contributing to the remaining increase was higher margins from sales of used equipment, due to the stabilization of the used truck market and increased demand for used trucks, as well as savings associated with manufacturing cost efficiencies, reflecting our flexible manufacturing strategy, prior restructuring actions, and other manufacturing performance improvements. Partially offsetting this increase were shifts in our “traditional” product mix, including lower School bus volumes, and increased commodity costs. Our Truck segment also experienced higher engineering and product development expenses of $50 million, primarily relating to new product programs, and increased SG&A costs largely due to higher employee-related expenses related to increased sales volumes, as well as recent product launches and costs relating to providing service support for our proprietary engines.

Engine Segment

(in millions, except % change)	2011	2010	Change	% Change
Engine segment sales - U.S. and Canada	$2,240	$1,730	$510	29
Engine segment sales - ROW	1,551	1,256	295	23

Total Engine segment sales, net	$3,791	$2,986	$805	27

Engine segment profit	$84	$51	$33	65

Segment sales

Engine segment net sales in the U.S. and Canada increased by $510 million, or 29%, primarily due to increased intercompany sales due to the strengthening of the North America truck market and a shift in product mix to higher revenue units, including our MaxxForce 11L and 13L Big-Bore engines. Our Engine segment also experienced improved sales of $22 million relating to our BDP operations due to increased component sales. These increases were partially offset by decreased volumes in North America related to the loss of the Ford business in 2010, which generated sales of $190 million in fiscal 2010. Engine segment ROW net sales increased by $295 million, or 23%, primarily due to strong demand, the effects of currency exchange rates, and improved pricing, particularly in South America.

Segment profit

The increase in Engine segment profit of $33 million was reflective of improved operational performance due to higher volumes and product mix related to intercompany sales and the continued improvement in performance, as well as the effects of currency exchange rates, particularly in South America. Partially offsetting the improved operational performance was the loss of the North American Ford business in early 2010. SG&A expenses increased, primarily reflecting higher employee-related expenses related to increased sales volumes, and higher pre-existing warranty expenses of $36 million, primarily related to changes in our estimated warranty cost per unit on 2007 emissions standard engines. Engineering and product development expenses increased, largely due to ongoing improvements to our EGR and other technologies to meet emissions regulations at 0.2 NOx emissions levels, efforts to meet Euro V emissions regulations in South America, and other product programs, partially offset by reductions of engineering and product development costs related to 2007 emissions standard engines, as well as the launch of our proprietary 2010 Engines. Also in 2011, Engine segment profit included a $10 million benefit relating to the settlement of financing arrangement of certain equipment. In 2010, Engine segment profit included a $27 million benefit relating to the reduction of previously recorded restructuring accruals.

Parts Segment

(in millions, except % change)	2011	2010	Change	% Change
Parts segment sales - U.S. and Canada	$1,937	$1,718	$219	13
Parts segment sales - ROW	218	167	51	31

Total Parts segment sales, net	$2,155	$1,885	$270	14

Parts segment profit	$287	$266	$21	8

Segment sales

Parts segment net sales increased by $270 million, or 14%, primarily driven by increases in our U.S. and Canada commercial markets, as well as improvements within ROW sales. The increase in the U.S. and Canada commercial markets reflects higher volumes and improved pricing to recover higher material and freight-related expenses. The increase in ROW was primarily driven by higher volumes, reflecting improving economic conditions, particularly in Latin America.

Segment profit

The increase in Parts segment profit of $21 million was largely driven by increases in sales in our U.S. and Canada commercial markets. Partially offsetting this increase was an overall shift in mix with increased sales of non-proprietary parts and a shift in order mix within the military business, reflecting a switch from fielding to sustainment orders that have lower associated margins. SG&A expenses increased, primarily driven by incremental costs relating to higher sales volumes and infrastructure investments to support domestic and global growth.

Financial Services Segment

(in millions, except % change)	2011	2010	Change	% Change
Financial Services segment revenues - U.S. and Canada(A)	$227	$254	$(27)	(11)
Financial Services segment revenues - ROW	64	55	9	16

Total Financial Services segment revenues, net	$291	$309	$(18)	(6)

Financial Services segment profit	$129	$95	$34	36

(A)	Our Financial Services segment does not have Canadian operations or revenues.

Segment revenues

Our Financial Services segment net revenues decreased by $18 million, or 6%, primarily due to lower average retail finance receivable balances partially offset by improved wholesale note revenues on increased wholesale balances. The decline in the average retail finance receivable balance was driven by lower volumes of U.S. retail loan originations that, beginning in the third quarter of 2010, are now funded under the GE Operating Agreement. This arrangement will continue to reduce NFC retail originations and portfolio balances as prior loans are paid down and new U.S. loan originations are funded by GE. In 2011, the average finance receivable balances were $3.1 billion, which were relatively flat as compared to the prior year. Aggregate intercompany interest revenue and fees, which are charged primarily to the Truck and Parts segments, were $91 million in 2011, as compared to $90 million in 2010.

Segment profit

The Financial Services segment profit increase of $34 million, or 36%, was predominantly driven by lower SG&A costs. The decrease in SG&A costs reflects lower provisions for loan losses of $31 million, primarily due to lower retail-related charge-offs, due to improved stabilization of the industry, as well as declines in the retail portfolio balance. Selling, general and administrative costs were also favorably impacted by decreased employee-related expenses largely driven by headcount reductions relating to the GE Operating Agreement. Interest expense in 2011 was slightly down as compared to the prior year, primarily due to lower average debt balances offset by slightly higher interest rates.

Supplemental Information

The following tables provide additional information on Truck segment industry retail units, market share data, order units, backlog units, chargeout units, and Engine segment shipments. These tables present key metrics and trends that provide quantitative measures on the performance of the Truck and Engine segments.

We define our “traditional” markets to include U.S. and Canada School bus and Class 6 through 8 medium and heavy trucks. We classify militarized commercial vehicles sold to the U.S. and Canadian militaries as Class 8 severe service trucks within our “traditional” markets.

Truck segment industry retail deliveries

The following table summarizes approximate industry retail deliveries, for our “traditional” truck market, categorized by relevant class, according to Wards Communications and R.L. Polk & Co.:

				2012 vs. 2011		2011 vs. 2010
(in units)	2012	2011(A)	2010	Change	% Change	Change	% Change
“Traditional” Markets (U.S. and Canada)
School buses	20,400	18,600	20,900	1,800	10	(2,300)	(11)
Class 6 and 7 medium trucks	68,100	64,600	46,400	3,500	5	18,200	39
Class 8 heavy trucks	187,000	139,700	92,600	47,300	34	47,100	51
Class 8 severe service trucks(B)	43,700	39,400	34,600	4,300	11	4,800	14

Total “traditional” markets	319,200	262,300	194,500	56,900	22	67,800	35

Combined class 8 trucks	230,700	179,100	127,200	51,600	29	51,900	41
Navistar “traditional” retail deliveries	73,800	73,000	65,400	800	1	7,600	12

(A)	Beginning in the fourth quarter of 2011, our competitors began reporting certain RV and commercial bus chassis units consistently with how we report these units.
(B)	“Traditional” retail deliveries include CAT-branded units sold to Caterpillar under our North America supply agreement.

Truck segment retail delivery market share

The following table summarizes our approximate retail delivery market share percentages, for our “traditional” truck market, based on market-wide information from Wards Communications and R.L. Polk & Co.:

	2012	2011	2010
“Traditional” Markets (U.S. and Canada)
School buses	47%	49%	59%
Class 6 and 7 medium trucks	33%	41%	38%
Class 8 heavy trucks	15%	17%	24%
Class 8 severe service trucks(A)	30%	35%	40%
Total “traditional” markets	23%	28%	34%
Combined class 8 trucks	18%	21%	28%

(A)	Retail delivery market share includes CAT-branded units sold to Caterpillar under our North America supply agreement.

Truck segment net orders

We define orders as written commitments received from customers and dealers during the year to purchase trucks. Net orders represent new orders received during the year less cancellations of orders made during the same year. Orders do not represent guarantees of purchases by customers or dealers and are subject to cancellation. Orders may be either sold orders, which will be built for specific customers, or stock orders, which will generally be built for dealer inventory for eventual sale to customers. These orders may be placed at our assembly plants in the U.S. and Mexico for destinations anywhere in the world and include trucks, buses, and military vehicles. Historically, we have had an increase in net orders for stock inventory from our dealers at the end of the year due to a combination of demand and, from time to time, incentives to the dealers. Increases in stock orders typically translate to higher chargeouts for our Truck segment. The following table summarizes our approximate net orders for “traditional” units:

				2012 vs. 2011		2011 vs. 2010
(in units)	2012	2011	2010	Change	% Change	Change	% Change
“Traditional” Markets (U.S. and Canada)
School buses	10,900	8,600	7,800	2,300	27	800	10
Class 6 and 7 medium trucks	20,300	28,000	17,700	(7,700)	(28)	10,300	58
Class 8 heavy trucks	22,500	29,600	20,200	(7,100)	(24)	9,400	47
Class 8 severe service trucks(A)	12,500	13,100	13,300	(600)	(5)	(200)	(2)

Total “traditional” markets	66,200	79,300	59,000	(13,100)	(17)	20,300	34

Combined class 8 trucks	35,000	42,700	33,500	(7,700)	(18)	9,200	27

(A)	Truck segment net orders include CAT-branded units sold to Caterpillar under our North America supply agreement.

Truck segment backlogs

We define order backlogs (“backlogs”) as orders yet to be built as of the end of the period. Our backlogs do not represent guarantees of purchases by customers or dealers and are subject to cancellation. Although the backlog of unbuilt orders is one of many indicators of market demand, other factors such as changes in production rates, internal and supplier available capacity, new product introductions, and competitive pricing actions may affect point-in-time comparisons. Order backlogs exclude units in inventory awaiting additional modifications or delivery to the end customer. The following table summarizes our approximate backlog for “traditional” units:

				2012 vs. 2011		2011 vs. 2010
(in units)	2012	2011	2010	Change	% Change	Change	% Change
“Traditional” Markets (U.S. and Canada)
School buses	2,300	1,200	1,500	1,100	92	(300)	(20)
Class 6 and 7 medium trucks	3,900	6,100	4,700	(2,200)	(36)	1,400	30
Class 8 heavy trucks	5,700	9,300	6,300	(3,600)	(39)	3,000	48
Class 8 severe service trucks(A)	2,600	3,400	3,100	(800)	(24)	300	10

Total “traditional” markets	14,500	20,000	15,600	(5,500)	(28)	4,400	28

Combined class 8 trucks	8,300	12,700	9,400	(4,400)	(35)	3,300	35

(A)	Truck segment backlog includes CAT-branded units sold to Caterpillar under our North America supply agreement.

Truck segment chargeouts

We define chargeouts as trucks that have been invoiced to customers. The units held in dealer inventory represent the principal difference between retail deliveries and chargeouts. The following tables summarize our approximate “traditional” chargeouts:

				2012 vs. 2011		2011 vs. 2010
(in units)	2012	2011	2010	Change	% Change	Change	% Change
“Traditional” Markets (U.S. and Canada)
School buses	9,700	9,200	12,400	500	5	(3,200)	(26)
Class 6 and 7 medium trucks	21,900	27,100	18,500	(5,200)	(19)	8,600	46
Class 8 heavy trucks	27,100	25,700	21,600	1,400	5	4,100	19
Class 8 severe service trucks(A)	13,600	13,300	14,000	300	2	(700)	(5)

Total “traditional” markets	72,300	75,300	66,500	(3,000)	(4)	8,800	13
Non “traditional” military(B)	1,600	1,400	1,400	200	14	—	—
“Expansion” markets(C)	29,500	29,300	17,200	200	1	12,100	70

Total worldwide units(D)	103,400	106,000	85,100	(2,600)	(2)	20,900	25

Combined class 8 trucks	40,700	39,000	35,600	1,700	4	3,400	10
Combined military(E)	2,400	3,700	4,600	(1,300)	(35)	(900)	(20)

(A)	Chargeouts include CAT-branded units sold to Caterpillar under our North America supply agreement.

(B)	Excludes U.S. and Canada militarized commercial units included in “traditional” markets Class 8 severe service trucks and “expansion” markets.
(C)	Includes chargeouts related to Blue Diamond Truck (“BDT”) of 6,600 units, 6,700 units, and 3,800 during 2012, 2011, and 2010, respectively.
(D)	Excludes chargeouts related to: (i) RV towables of 3,000 units, 2,800 units, and 4,000 units during 2012, 2011, and 2010, respectively, and (ii) units previously included in “Expansion” markets that were restated as a result of Monaco and WCC being classified as discontinued operations of 1,700 units, 2,400 units, and 1,900 units during 2012, 2011, and 2010, respectively.
(E)	Includes military units included within “traditional” markets Class 8 severe service, “expansion” markets, and all units reported as non “traditional” military.

Engine segment shipments

				2012 vs. 2011		2011 vs. 2010
(in units)	2012	2011	2010	Change	% Change	Change	% Change
OEM sales-South America(A)	106,700	138,600	132,800	(31,900)	(23)	5,800	4
Ford Sales- U.S. and Canada	—	—	24,900	—	—	(24,900)	(100)
Intercompany sales	83,100	88,800	68,500	(5,700)	(6)	20,300	30
Other OEM sales	10,100	16,200	14,200	(6,100)	(38)	2,000	14

Total sales	199,900	243,600	240,400	(43,700)	(18)	3,200	1

(A)	Includes shipments related to Ford of 6,300 units, 27,000 units, and 22,300 units during 2012, 2011, and 2010, respectively.

Liquidity and Capital Resources

	As of October 31,
(in millions)	2012	2011	2010
Consolidated cash and cash equivalents	$1,087	$539	$585
Consolidated marketable securities	466	718	586

Consolidated cash, cash equivalents and marketable securities at end of the period	$1,553	$1,257	$1,171

Cash Requirements

We generate cash flow from the sale of trucks, diesel engines, and parts and from product financing provided to our dealers and retail customers by our financial services operations. It is our opinion that, in the absence of significant extraordinary cash demands, current and forecasted cash flow from our manufacturing operations, financial services operations, and financing capacity will provide sufficient funds to meet operating requirements, capital expenditures, equity investments, and strategic acquisitions. We also believe that collections on our outstanding receivables portfolios as well as funds available from various funding sources will permit our financial services operations to meet the financing requirements of our dealers.

Our manufacturing operations are generally able to access sufficient sources of financing to support our business plan. In August 2012, NIC and Navistar, Inc. signed a definitive credit agreement relating to a senior secured, term loan credit facility in an aggregate principal amount of $1 billion (the “Term Loan Credit Facility”) and borrowed an aggregate principal amount of $1 billion under the Term Loan Credit Facility. In conjunction with the Term Loan Credit Facility transaction, we used a portion of the proceeds from the Term Loan Credit Facility to repay all of the borrowings under Navistar, Inc.’s existing Asset-Based Credit Facility and Navistar, Inc. entered into an Amended and Restated Asset-Based Credit Facility with a commitment amount of up to $175 million. The Term Loan Credit Facility is intended to: (i) support the adoption of an after-treatment solution to accelerate delivery of our next generation clean engine solution, (ii) support the market transition plan for Class 8 engine sales, and (iii) improve our financial flexibility. Interest expense going forward is expected to increase as a result of the borrowing under the Term Loan Credit Facility. For additional information, see Note 9, Debt, to the accompanying consolidated financial statements.

In October 2012, the Company completed a public offering of 10,666,666 shares of NIC common stock at a price of $18.75 per share and received proceeds, net of underwriting discounts, commissions, and offering expenses, of $192 million. In connection with the public offering, in November 2012, the underwriters elected to exercise a portion of the over-allotment option and purchased an additional 763,534 shares of NIC common stock at a price of $18.75 per share. The Company received proceeds from the exercise of the over-allotment, net of underwriting discounts and commissions, of $14 million.

Consolidated cash, cash equivalents and marketable securities was $1.6 billion at October 31, 2012, which includes $26 million of cash and cash equivalents attributable to Blue Diamond Truck (“BDT”) and BDP, as well as an immaterial amount of cash and cash equivalents of certain VIEs that is generally not available to satisfy our obligations. For additional information on the consolidation of BDT and BDP, see Note 1, Summary of Significant Accounting Policies, to the accompanying consolidated financial statements.

We generate operating cash flows through our U.S. and non-U.S. operations. We are not presently aware of any restrictions on the repatriation of these funds, although the funds are considered permanently invested in these foreign subsidiaries. If these funds were needed to fund our operations or satisfy obligations in the U.S., they could be repatriated and their repatriation into the U.S. may cause us to incur additional U.S. income taxes and foreign withholding taxes. Any additional taxes could be offset, in part or in whole, by foreign tax credits. The amount of such taxes and application of tax credits would be dependent on the income tax laws and other circumstances at the time any of these amounts were repatriated.

Cash Flow Overview

	Year Ended October 31, 2012
(in millions)	Manufacturing Operations	Financial Services Operations and Adjustments	Condensed Consolidated Statement of Cash Flows
Net cash provided by (used in) operating activities	$(298)	$908	$610
Net cash provided by (used in) investing activities	(110)	108	(2)
Net cash provided by (used in) financing activities	977	(1,040)	(63)
Effect of exchange rate changes on cash and cash equivalents	2	1	3

Increase (decrease) in cash and cash equivalents	571	(23)	548
Cash and cash equivalents at beginning of the year	488	51	539

Cash and cash equivalents at end of the year	$1,059	$28	$1,087

	Year Ended October 31, 2011
(in millions)	Manufacturing Operations	Financial Services Operations and Adjustments	Condensed Consolidated Statement of Cash Flows
Net cash provided by operating activities	$680	$200	$880
Net cash used in investing activities	(617)	(206)	(823)
Net cash provided by (used in) financing activities	(106)	6	(100)
Effect of exchange rate changes on cash and cash equivalents	(3)	—	(3)

Decrease in cash and cash equivalents	(46)	—	(46)
Cash and cash equivalents at beginning of the year	534	51	585

Cash and cash equivalents at end of the year	$488	$51	$539

	Year Ended October 31, 2010
(in millions)	Manufacturing Operations	Financial Services Operations and Adjustments	Condensed Consolidated Statement of Cash Flows
Net cash provided by operating activities	$409	$698	$1,107
Net cash provided by (used in) investing activities	(916)	482	(434)
Net cash used in financing activities	(110)	(1,190)	(1,300)
Effect of exchange rate changes on cash and cash equivalents	(1)	1	—

Decrease in cash and cash equivalents	(618)	(9)	(627)
Cash and cash equivalents at beginning of the year	1,152	60	1,212

Cash and cash equivalents at end of the year	$534	$51	$585

Manufacturing Operations cash flows and Financial Services Operations cash flows are not in accordance with, or an alternative for, GAAP. This non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with U.S. GAAP. However, we believe that non-GAAP reporting, giving effect to the adjustments shown in the reconciliation above, provides meaningful information and therefore we use it to supplement our U.S. GAAP reporting by identifying items that may not be related to the core manufacturing business. Management often uses this information to assess and measure the performance and liquidity of our operating segments. Our Manufacturing Operations, for this purpose, include our Truck segment, Engine segment, Parts segment, and Corporate items which includes certain eliminations. The reconciling differences between these non-GAAP financial measures and our U.S. GAAP consolidated financial statements in Item 8, Financial Statements and Supplementary Data, are our Financial Services Operations and adjustments required to eliminate certain intercompany transactions between Manufacturing Operations and Financial Services Operations. Our Financial Services Operations cash flows are presented consistent with their treatment in our Consolidated Statements of Cash Flows and may not be consistent with how they would be treated on a stand-alone basis. We have chosen to provide this supplemental information to allow additional analyses of operating results, to illustrate the respective cash flows giving effect to the non-GAAP adjustments shown in the above reconciliation and to provide an additional measure of performance and liquidity.

Manufacturing Operations

Manufacturing Cash Flow from Operating Activities

Cash used in operating activities was $298 million for 2012, compared to $680 million of cash provided in 2011 and $409 million of cash provided in 2010. The cash used in operating activities in 2012, as compared to cash provided in 2011, was primarily due to a net loss for the year compared to net income in 2011. This was partially offset by an improvement in the change in net working capital in 2012 as compared to 2011. The net improvements within working capital were primarily attributable to higher collections of accounts receivable and a decrease in inventory partially offset by a decrease in accounts payable.

The increase in cash provided by operating activities in 2011 compared to 2010 was mainly due to higher cash earnings (net income exclusive of non-cash expenses) and an increase in current liabilities, including a larger increase in accounts payable from higher truck and engine volumes in 2011. This was partially offset by an increase in inventory in 2011 as compared to a decrease in 2010 and a larger increase in accounts receivable in 2011, mainly due to the timing of military sales.

Cash paid during the year for interest, net of amounts capitalized, was $119 million, $115 million, and $76 million in 2012, 2011, and 2010, respectively. The increase of $39 million in 2011, as compared to 2010, resulted primarily from the timing of interest payments on our Senior Notes and higher average debt balances.

In 2012, 2011, and 2010, the Company paid $51 million, $9 million, and $27 million, respectively, of income taxes, representing payments resulting from taxable income of certain of our foreign subsidiaries. Additionally in 2011, the cash paid was partially offset by domestic federal refunds received.

The Company paid $281 million, $193 million, and $219 million for 2012, 2011, and 2010, respectively, for costs associated with postretirement benefits including pension and postretirement health care expenses for employees and surviving spouses and dependents, the funding of trust assets, and other payments. This does not include any cash payments made from trust assets to beneficiaries. The increase in cash paid by the Company for 2012 compared to 2011 was due to an increase in required funding and an increase in payments of other post-employment benefits. The decrease in cash paid by the Company for 2011 compared to 2010 was due primarily to lower payments of other post-employment benefits.

Manufacturing Cash Flow from Investing Activities

Cash used in investing activities was $110 million, $617 million, and $916 million in 2012, 2011, and 2010, respectively. The net decrease in cash used in investing activities for 2012 compared to 2011 was primarily attributable to a net decrease in investments in highly liquid marketable securities and lower capital expenditures. The net decrease in cash used in investing activities for 2011 compared to 2010 was primarily attributable to a net decrease in investments in highly liquid marketable securities and a net decrease in investments in non-consolidated affiliates, which was partially offset by an increase in capital expenditures related to ongoing manufacturing operations and engineering integration.

Manufacturing Cash Flow from Financing Activities

Cash provided by financing activities was $977 million in 2012, compared to $106 million of cash used in 2011 and $110 million of cash used in 2010. The cash provided by financing activities in 2012 as compared to cash used in 2011 was mainly attributable to the borrowing under the Term Loan Credit Facility and the proceeds from our public offering of common stock in October 2012. The net decrease in cash used in financing activities for 2011 compared to 2010 was attributable to increased third-party retail financing at our Company-owned dealers. In addition, we received proceeds of $91 million in 2011 from the reimbursements of qualifying capital expenditures under certain tax-exempt bond financing, in which: (i) the Illinois Finance Authority issued and sold $135 million aggregate principal amount of Recovery Zone Facility Revenue Bonds due October 15, 2040, and (ii) The County of Cook, Illinois issued and sold $90 million aggregate principal amount of Recovery Zone Facility Revenue Bonds, also due October 15, 2040 (collectively, the “Tax Exempt Bonds”) that we did not receive in the previous year. These increases in cash were partially offset by an increase in principal payments under capital lease obligations. Additionally, pursuant to separate resolutions passed by our Board of Directors in December 2010 and September 2011, the Company repurchased an aggregate amount of $125 million of its common stock during 2011. For additional information, see Note 16, Stockholders’ Equity (Deficit), to the accompanying consolidated financial statements.

Financial Services Operations

Financial Services and Adjustments Cash Flow from Operating Activities

Cash provided by operating activities was $908 million, $200 million, and $698 million in 2012, 2011, and 2010, respectively. The net increase in cash provided by operating activities for 2012 compared to 2011 was due to the higher margin by which the retail notes and accounts receivable portfolio liquidations exceeded originations. This increase was partially offset by lower income and reduced intercompany payables to our manufacturing operations.

The net decrease in cash provided by operating activities for 2011 compared to 2010 was due primarily to the smaller margin by which liquidations of finance receivables exceeded originations, resulting from an increase in originations of dealer financings and retail accounts. This decrease was partially offset by an increase in intercompany payables to our manufacturing operations.

Cash paid during the year for interest, net of amounts capitalized, was $76 million, $93 million, and $95 million in 2012, 2011, and 2010, respectively. The decrease for 2012 compared to 2011 is a result of lower average debt balances as funding requirements have declined, and lower average interest rates.

Financial Services and Adjustments Cash Flow from Investing Activities

Cash provided by investing activities was $108 million in 2012, compared to cash used of $206 million in 2011, and cash provided of $482 million in 2010. Changes in restricted cash levels required under our secured borrowings were the primary sources and uses of cash from investing activities in 2012, 2011, and 2010. In 2012, the reduction in restricted cash resulted from the maturity and repayment of $250 million of investor notes in January 2012, net of principal accumulation, as well as the lower cash collateral requirements within the wholesale note trust, resulting from lower borrowing levels.

Changes in cash collateral required under our secured borrowings were the primary uses and sources of cash from investing activities in 2011 and 2010. The investment in cash collateral in the 2011 period was the result of the over-collateralization of the retail securitization transaction completed in April 2011 and the accumulation of cash in anticipation of the maturity of $250 million of investor notes in January 2012.

Financial Services and Adjustments Cash Flow from Financing Activities

Cash used in financing activities was $1.0 billion in 2012, compared with cash provided of $6 million in 2011 and cash used of $1.2 billion in 2010. Cash used in financing activities represents periodic payments on our funding facilities in excess of new funding requirements. In 2012, the overall funding requirements declined as retail loan originations have been funded under the GE Operating Agreement since 2010. The decline in 2012 also reflects reduced funding requirements for wholesale notes and accounts receivable. The slight increase in overall funding requirements in 2011 was the result of an increase in funding requirements for wholesale notes and accounts receivable, which offset the decline in funding requirements for retail loan originations.

Cash used in financing activities represents periodic payments on our funding facilities in excess of new funding requirements. Funding requirements declined sharply during 2010 as retail loan originations began funding through the GE Operating Agreement. Funding requirements declined less in 2011 as an increase in originations of dealer financings and retail accounts substantially offset the decline in funding requirements relating to retail loan originations.

Debt

See Note 9, Debt, to the accompanying consolidated financial statements for a description of our credit facilities and long-term debt obligations.

Funding of Financial Services

The Financial Services segment has traditionally relied upon sales of finance receivables, short and long-term bank borrowings, medium and long-term debt, and commercial paper in Mexico to fund its provision of financing to our dealers and retail customers. As of October 31, 2012, our funding consisted of asset-backed securitization debt of $994 million, bank borrowings and revolving credit facilities of $763 million, commercial paper of $31 million, and borrowings of $78 million secured by operating and finance leases.

We use a number of Special Purpose Entities (“SPEs”) to securitize and sell receivables. Navistar Financial Securities Corporation (“NFSC”) finances wholesale notes, Navistar Financial Retail Receivables Corporation (“NFRRC”) and Navistar Financial Asset Sales Corporation (“NFASC”) finance retail notes and finance leases, International Truck Leasing Corporation (“ITLC”) finances operating leases and some finance leases, and Truck Retail Accounts Corporation's (“TRAC”) finances retail accounts.

During 2012, NFRRC issued secured notes totaling $873 million. In 2011, NFRRC issued secured notes totaling $120 million.

Our Mexican financial services operations include Navistar Financial, S.A. de C.V., Sociedad Financiera de Objeto Multiple, Entidad No Regulada (“NFM”), and Navistar Comercial S.A. de C.V., which provide vehicle financing and insurance to our dealers and retail customers in Mexico.

The following table sets forth the utilization under our bank credit and revolving funding facilities in place as of October 31, 2012:

Company	Instrument Type	Total Amount		Purpose of Funding	Amount Utilized	Matures or Expires
(in millions)
NFSC	Revolving wholesale note trust	$974		Eligible wholesale notes	$524	2013
TRAC	Revolving retail account conduit	125		Eligible retail accounts	51	2013
NFC	Credit agreement	827	(A)	Finance receivables and general corporate purposes	367	2016
NFM	Bank lines and commercial paper	489		General corporate purposes	414	2013-2019

(A)	NFM can borrow up to $200 million, if not used by NFC.

As of October 31, 2012, the aggregate amount available to fund finance receivables under the various facilities was $1.1 billion.

In November 2011, NFC completed the sale of $224 million of two-year investor notes within the wholesale note trust funding facility. In January 2012, NFC paid off investor notes of $250 million originally issued in February 2010. In October 2012, NFC paid off investor notes of $350 million originally issued in November 2009.

Subsequent to the adoption of new accounting guidance on accounting for transfers of financial assets, transfers of finance receivables from our Financial Services segment to the TRAC funding facility completed prior to November 1, 2010 retained their sale accounting treatment while transfers of finance receivables subsequent to November 1, 2010 no longer receive sale accounting treatment. There were no remaining outstanding retained interests as of October 31, 2012 and 2011.

In August 2012, our Variable Funding Note (“VFN”) facility within the wholesale note trust funding facility was renewed with a maturity of August 2013, and increased from $500 million to $750 million.

TRAC, our consolidated SPE, utilizes a $125 million funding facility that provides for the funding of eligible retail accounts receivable.

In December 2011, the bank credit facility was refinanced with a five-year $840 million facility consisting of a $340 million term loan and a $500 million revolving line of credit, including a sub-revolver of up to $200 million for NIC's Mexican finance subsidiaries. The new facility is subject to customary operational and financial covenants. Quarterly principal payments on the term portion will be $4 million for the first eight quarters, $9 million for the next 11 quarters, with a final payment at maturity. The bank credit facility in place at October 31, 2011, is scheduled to mature in December 2012.

We are obligated under certain agreements with public and private lenders of NFC to maintain the subsidiary's income before interest expense and income taxes at not less than 125% of its total interest expense. Under these agreements, if NFC's consolidated income before interest expense and income taxes is less than 125% of its interest expense, NIC or Navistar, Inc. must make income maintenance payments to NFC to achieve the required ratio. No such payments were required for the years ended October 31, 2012 and 2011.

Derivative Instruments

The Company uses derivative financial instruments as part of our overall interest rate, foreign currency, and commodity risk management strategies to reduce our interest rate exposure, to potentially increase the return on invested funds, to reduce exchange rate risk for transactional exposures denominated in currencies other than the functional currency, and to minimize commodity price volatility. The fair values of these derivatives are recorded as assets or liabilities on a gross basis in our Consolidated Balance Sheets. For more information on derivatives and related market risks, see Item 7A, Quantitative and Qualitative Disclosures about Market Risk, and Note 13, Financial Instruments and Commodity Contracts, to the accompanying consolidated financial statements.

Capital Resources

We expend capital to support our operating and strategic plans. Such expenditures include investments to meet regulatory and emissions requirements, maintain capital assets, develop new products or improve existing products, and to enhance capacity or productivity. Many of the associated projects have long lead-times and require commitments in advance of actual spending.

Business units provide their estimates of costs of capital projects, expected returns, and benefits to senior management. Those projects are evaluated from the perspective of expected return and strategic importance, with a goal to maintain annual capital expenditures in the $150 million to $250 million range, exclusive of capital expenditures for equipment leased to others. Additionally, over the next year, our planned capital expenditures include the refurbishment and enhancement of our facility in Melrose Park, Illinois, which the majority of the capital expenditures for this project are being financed through tax exempt bonds. See Note 9, Debt, to the accompanying consolidated financial statements.

Pension and Other Postretirement Benefits

Generally, our pension plans are funded by contributions made by us. Our policy is to fund the pension plans in accordance with applicable U.S. and Canadian government regulations and to make additional contributions from time to time. At October 31, 2012, we have met all legal funding requirements. We contributed $157 million and $134 million to our pension plans in 2012 and 2011, respectively.

In 2010, the Preservation of Access to Care for Medicare Beneficiaries and Pension Relief Act of 2010 was signed into law, which provides, among other things, the ability to reduce and defer required pension contributions that otherwise would have been required under the Pension Protection Act of 2006 (“PPA”). In July 2012, the Moving Ahead for Progress in the

21st Century Act (“MAP-21 Act”) was signed into law, impacting the minimum funding requirements for pension plans, but does not otherwise impact our accounting for pension benefits. As a result of the MAP-21 Act, we lowered our funding expectations. In 2013, we expect to contribute $166 million to meet the minimum required contributions for all plans. We currently expect that from 2014 through 2016, the Company will be required to contribute at least $200 million per year to the plans, depending on asset performance and discount rates.

Other postretirement benefit obligations, such as retiree medical, are primarily funded in accordance with the 1993 Settlement Agreement between us, our employees, retirees, and collective bargaining organizations, which eliminated certain benefits provided prior to that date and provided for cost sharing between us and participants in the form of premiums, co-payments, and deductibles. Our contributions totaled $19 million and $2 million in 2012 and 2011, respectively. We expect to contribute $2 million to our other post-employment benefit plans during 2013.

As part of the 1993 Settlement Agreement, a Base Program Trust was established in June 1993 to provide a vehicle for funding the health care liability through our contributions and retiree premiums. A separate independent Retiree Supplemental Benefit Program was also established, which included our contribution of Class B Common Stock, originally valued at $513 million, to potentially reduce retiree premiums, co-payments, and deductibles and provide additional benefits in subsequent periods. In addition to the Base Program Trust, we are contingently obligated to make profit sharing contributions to the Retiree Supplemental Benefit Trust to potentially improve upon the basic benefits provided through the Base Program Trust. These profit sharing contributions are determined by means of a calculation as established through the 1993 Settlement Agreement. There were no profit sharing contributions to the Retiree Supplemental Benefit Trust during the three years ended October 31, 2012.

The funded status of our plans is derived by subtracting the actuarially-determined present value of the projected benefit obligations from the fair value of plan assets at year end.

The under-funded status of our pension plans on a GAAP basis increased by $302 million during 2012 primarily due to a decrease in the discount rate used to determine the present value of the projected benefit obligations. Our actual return on assets during 2012 was approximately 8.1% for the U.S. Pension plans. The weighted average discount rate used to measure the postretirement benefit obligation (“PBO”) was 3.2% at October 31, 2012, compared to 4.2% at October 31, 2011.

In February 2012, the Plans entered into a three-year put spread collar hedge covering a majority of the Plan's assets. The hedge is expected to provide protection against certain equity losses while allowing participation in equity gains up to a limit per annum over the three-year term of the hedge. In addition to the asset hedge, in February 2012, the Plans entered into a three-year zero cost swaption collar. The hedge is designed to protect plan liabilities against lower interest rates, while allowing participation in the positive benefits that would result if interest rates rise up to a predefined level over the life of the hedge. The net impact of the derivatives hedging strategies provided a gain of $4 million on the equity options and a gain of $19 million on the swaptions.

The under-funded status of our health and life insurance benefits decreased by $108 million primarily due to lower than expected claims experience, partially offset by a decrease in the discount rate.

We continue to seek opportunities to control our pension and other postretirement benefits expenses.

For more information, see Note 10, Postretirement Benefits, to the accompanying consolidated financial statements.

Off-Balance Sheet Arrangements

We enter into various arrangements not recognized in our Consolidated Balance Sheets that have or could have an effect on our financial condition, results of operations, liquidity, capital expenditures, or capital resources. The principal off-balance sheet arrangements that we enter into are guarantees and sales of receivables. The following discussions address each of these items:

Guarantees

We occasionally provide guarantees that could obligate us to make future payments if the primary entity fails to perform under its contractual obligations. These include residual value guarantees, stand-by letters of credit and surety bonds, credit and purchase commitments and indemnifications. We have recognized liabilities for some of these guarantees in our Consolidated Balance Sheets as they meet recognition and measurement provisions. In addition to the liabilities that have been recognized, we are contingently liable for other potential losses under various guarantees that are not recognized in our Consolidated Balance Sheets. We do not believe claims that may be made under such guarantees would have a material effect on our financial condition, results of operations, or cash flows. For more information, see Note 14, Commitments and Contingencies, to the accompanying consolidated financial statements.

Sales of Receivables

Our financial services operations typically sell, for legal purposes, our finance receivables to third parties while continuing to service the receivables thereafter. In these securitization transactions, we transfer receivables to a bankruptcy remote SPE. The SPE then transfers the receivables to a legally isolated entity that is typically a trust or a conduit, which then issues asset-backed securities to investors. Effective November 1, 2010, none of our securitization arrangements qualified for sales accounting treatment. As a result, the transferred receivables and the associated secured borrowings are included in our Consolidated Balance Sheets and no gain or loss is recorded for these transactions.

Effective July 31, 2010, our Financial Services segment amended the wholesale trust agreement with the Navistar Financial Dealer Note Master Trust (“Master Trust”). The amendment disqualified the Master Trust as a qualifying special purpose entity (“QSPE”) and therefore required the Master Trust to be evaluated for consolidation as a VIE. As we are the primary beneficiary of the Master Trust, the Master Trust's assets and liabilities are consolidated into the assets and liabilities of the Company. As a result of the amendment, we recognized $337 million of receivables at fair value, net of intercompany eliminations and retained interests previously carried on our Consolidated Balance Sheet. Previously, transfers of wholesale notes to the Master Trust were accounted for as sales and accordingly were not carried on our Consolidated Balance Sheets. There were no remaining outstanding retained interests as of October 31, 2012 and 2011.

Prior to the amendment of the Master Trust and the adoption of new accounting guidance on accounting for transfers of financial assets, for accounting purposes, our transfers of wholesale notes and retail accounts receivables were treated as sales; our transfers of other receivables were treated as secured borrowings. We recorded sales by removing receivables from the Consolidated Balance Sheets and recording gains and losses in Finance revenues.

We use another SPE, TRAC, which utilizes a $125 million conduit funding arrangement, which provides for funding of eligible accounts receivable. Subsequent to the adoption of new accounting guidance on accounting for transfers of financial assets, transfers of finance receivables from our Financial Services segment to the TRAC funding facility completed prior to November 1, 2010 retained their sale accounting treatment while transfers of finance receivables subsequent to November 1, 2010 no longer receive sale accounting treatment. There were no remaining outstanding retained interests as of October 31, 2012 and 2011. The TRAC funding facility is secured by $103 million of retail accounts and $43 million of cash equivalents as of October 31, 2012, and $174 million of retail accounts and $33 million of cash equivalents as of October 31, 2011. The TRAC funding facility had $1 million and $92 million of outstanding borrowings as of October 31, 2012 and 2011, respectively. In total, proceeds from the sales of retail notes and wholesale notes that were accounted for as sales and accordingly not carried on the Consolidated Balance Sheets amounted to $3.5 billion in 2010.

Contractual Obligations

The following table provides aggregated information on our outstanding contractual obligations as of October 31, 2012:

	Payments Due by Year Ending October 31,
(in millions)	Total	2013	2014- 2015	2016- 2017	2018 +
Type of contractual obligation:
Long-term debt obligations	$4,720	$1,145	$2,033	$342	$1,200
Interest on long-term debt(A)	1,407	221	309	201	676
Financing arrangements and capital lease obligations(B)	140	64	31	13	32
Operating lease obligations(C)	366	58	104	79	125
Purchase obligations(D)	113	96	10	4	3

Total	$6,746	$1,584	$2,487	$639	$2,036

(A)	Amounts represent estimated contractual interest payments on outstanding debt. Rates in effect as of October 31, 2012 are used for variable rate debt. For more information, see Note 9, Debt, to the accompanying consolidated financial statements.
(B)	We lease many of our facilities as well as other property and equipment under financing arrangements and capital leases in the normal course of business including $24 million of interest obligations. For more information, see Note 6, Property and Equipment, Net, to the accompanying consolidated financial statements.
(C)	Lease obligations for facility closures are included in operating leases. Future operating lease obligations are not recognized in our Consolidated Balance Sheet. For more information, see Note 6, Property and Equipment, Net, to the accompanying consolidated financial statements.
(D)	Purchase obligations include various commitments in the ordinary course of business that would include the purchase of goods or services and they are not recognized in our Consolidated Balance Sheet.

Due to the uncertainty with respect to the timing of cash payments associated with the settlement of audits with taxing authorities and because of existing net operating loss carry forwards, the preceding table excludes uncertain tax positions of $39 million. We do not expect to make significant payments of these liabilities within the next year. For additional information, see Note 11, Income Taxes, to the accompanying consolidated financial statements.

In addition to the above contractual obligations, we are also required to fund our pension plans in accordance with the requirements of the PPA. As such, we expect to contribute $166 million in 2013 to meet the minimum required contributions for all plans. We currently expect that from 2014 through 2016, the Company will be required to contribute at least $200 million to the plans per year depending on asset performance and discount rates in the next several years. For additional information, see Note 10, Postretirement Benefits, to the accompanying consolidated financial statements.

Other Information

Income Taxes

We file a consolidated U.S. federal income tax return for NIC and its eligible domestic subsidiaries. Our non-U.S. subsidiaries file income tax returns in their respective local jurisdictions. We account for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax benefit carry forwards. Deferred tax liabilities and assets at the end of each period are determined using enacted tax rates.

The total deferred tax asset valuation allowances increased by $2.3 billion in 2012 from $344 million to $2.7 billion. A valuation allowance is required to be established or maintained when, based on currently available information, it is more likely than not that all or a portion of a deferred tax asset will not be realized. The guidance on accounting for income taxes provides that important factors in determining whether a deferred tax asset will be realized are whether there has been sufficient taxable income in recent years and whether sufficient taxable income is expected in future years in order to utilize the deferred tax asset.

We believe that our evaluation of deferred tax assets and the need for a valuation allowance against such assets involve critical accounting estimates because they are subject to, among other things, estimates of future taxable income in the U.S. and in non-U.S. tax jurisdictions. These estimates are susceptible to change and dependent upon events that may or may not occur. Our assessment of the need for a valuation allowance is material to the assets reported on our Consolidated Balance Sheets and changes in the valuation allowance may be material to our results of operations. We intend to continue to assess our valuation allowance in accordance with the guidance on accounting for income taxes.

We may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.

We recognize interest and penalties related to uncertain tax positions as part of Income tax benefit (expense). Total interest and penalties related to our uncertain tax positions resulted in an income tax benefit of $11 million and an expense of $2 million for the years ended October 31, 2012 and 2011, respectively.

As of October 31, 2012 and October 31, 2011, the net amount of liability for uncertain tax positions was $49 million and $82 million, respectively. If these unrecognized tax benefits are recognized, all but $6 million would impact our effective tax rate. However, to the extent we continue to maintain a full valuation allowance against certain deferred tax assets, the effect may be in the form of an increase in the deferred tax asset related to our net operating loss carry forward, which would be offset by a full valuation allowance. While it is probable that the liability for unrecognized tax benefits may increase or decrease during the next twelve months, we do not expect any such change would have a material effect on our financial condition, results of operations, or cash flows.

Environmental Matters

We have been named a PRP, in conjunction with other parties, in a number of cases arising under an environmental protection law, the Comprehensive Environmental Response, Compensation, and Liability Act, popularly known as the “Superfund” law. These cases involve sites that allegedly received wastes from current or former Company locations. Based on information available to us which, in most cases, consists of data related to quantities and characteristics of material generated at current or former Company locations, material allegedly shipped by us to these disposal sites, as well as cost estimates from PRPs and/or federal or state regulatory agencies for the cleanup of these sites, a reasonable estimate is calculated of our share, if any, of the probable costs and accruals are recorded in our consolidated financial statements. These accruals are generally recognized no later than completion of the remedial feasibility study and are not discounted to their present value. We review all accruals on a regular basis and believe that, based on these calculations, our share of the potential additional costs for the cleanup of each site will not have a material effect on our financial condition, results of operations, or cash flows.

Three sites formerly owned by us; (i) Solar Turbines in San Diego, California, (ii) the Canton Plant in Canton, Illinois, and (iii) Wisconsin Steel in Chicago, Illinois; were identified as having soil and groundwater contamination. Two sites in Sao Paulo, Brazil, where we are currently operating, were identified as having soil and groundwater contamination. While investigations and cleanup activities continue at these and other sites, we believe that we have adequate accruals to cover costs to complete the cleanup of all sites.

Impact of Environmental Regulation

Government regulation related to climate change is under consideration at the U.S. federal and state levels. Because our products use fossil fuels, they may be impacted indirectly due to regulation, such as a cap and trade program, affecting the cost of fuels. On May 21, 2010, President Obama directed the EPA and the Department of Transportation to adopt rules by July 30, 2011 setting greenhouse gas emission and fuel economy standards for medium and heavy-duty engines and vehicles beginning with model year 2014. The EPA and NHTSA issued proposed rules on November 30, 2010. We were active participants in the discussions surrounding the development of regulations and filed comments with the EPA on the proposed rules on January 31, 2011. The final rules, which were issued on September 15, 2011, begin to apply in 2014 and are fully implemented in model year 2017. The agencies' stated goals for these rules were to increase the use of currently existing technologies. The Company plans to comply with these rules through use of existing technologies and implementation of emerging technologies as they become available. Several of the Company's vehicles have been certified early for the 2013 model year with the remaining vehicles and all engines required to be certified in 2014. In addition to the U.S., Canada and Mexico are also considering the adoption of fuel economy and/or greenhouse gas regulations. On April 14, 2012, Canada issued for comment proposed greenhouse gas emissions regulations (the “Canadian Proposal”), which are similar to the U.S. regulations. The Company is evaluating the Canadian Proposal and expects to comment as necessary. We expect that heavy duty fuel economy rules will be under consideration in other global jurisdictions in the future. These standards will impact development and production costs for vehicles and engines. There will also be administrative costs arising from the implementation of the rules.

Our facilities may be subject to regulation related to climate change and climate change itself may also have some impact on the Company's operations. However, these impacts are currently uncertain and the Company cannot predict the nature and scope of those impacts.

Securitization Transactions

We finance receivables using a process commonly known as securitization, whereby asset-backed securities are sold via public offering or private placement. In a typical securitization transaction, we transfer a pool of finance receivables to a bankruptcy remote SPE. The SPE then transfers the receivables to a legally isolated entity, generally a trust or a conduit, in exchange for securities of the trust which are then retained or sold into the public market or privately placed. These securities are issued by the trust and are secured by future collections on the receivables sold to the trust.

When we securitize receivables, we may have retained interests in the receivables sold (transferred). The retained interests may include senior and subordinated securities, undivided interests in receivables and over-collateralizations, restricted cash held for the benefit of the trust, and interest-only strips. Our retained interests are the first to absorb any credit losses on the transferred receivables because we have the most subordinated interests in the trust, including subordinated securities, the right to receive excess spread (interest-only strip), and any residual or remaining interests of the trust after all asset-backed securities are repaid in full. Our exposure to credit losses on the transferred receivables is limited to our retained interests. The special purpose entity's (“SPE”) assets are available to satisfy the creditors' claims against the assets prior to such assets becoming available for the SPE's own uses or the uses of our affiliated companies. Since the transfer constitutes a legal sale, we are under no obligation to repurchase any transferred receivable that becomes delinquent in payment or otherwise is in default. We are not responsible for credit losses on transferred receivables other than through our ownership of the lowest tranches in the securitization structures. We do not guarantee any securities issued by trusts.

We, as seller and the servicer of the finance receivables, are obligated to provide certain representations and warranties regarding the receivables. Should any of the receivables fail to meet these representations and warranties, we, as servicer, are required to repurchase the receivables.

Effective November 1, 2010, none of our securitization arrangements qualify for sale accounting treatment under the guidance on accounting for transfers and servicing of financial assets and extinguishment of liabilities. As a result, such sold receivables and associated secured borrowings are included on the Consolidated Balance Sheets and no gain or loss is recognized for these transactions.

Critical Accounting Policies and Estimates

Our consolidated financial statements are prepared in accordance with U.S. GAAP. In connection with the preparation of our consolidated financial statements, we use estimates and make judgments and assumptions about future events that affect the reported amounts of assets, liabilities, revenue, expenses, and the related disclosures. Our assumptions, estimates, and judgments are based on historical experience, current trends, and other factors we believe are relevant at the time we prepare our consolidated financial statements.

Our significant accounting policies are discussed in Note 1, Summary of Significant Accounting Policies, to the accompanying consolidated financial statements and should be reviewed in connection with the following discussion. We believe that the following policies are the most critical to aid in fully understanding and evaluating our reported results as they require us to make difficult, subjective, and complex judgments. In determining whether an estimate is critical, we consider if:

•

the nature of the estimate or assumption is material due to the levels of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change, or

•	the impact of the estimate or assumption on financial condition or operating performance is material.

Pension and Other Postretirement Benefits

We provide pension and other postretirement benefits to a substantial portion of our employees, former employees, and their beneficiaries. The assets, liabilities, and expenses we recognize and disclosures we make about plan actuarial and financial information are dependent on the assumptions used in calculating such amounts. The primary assumptions include factors such as discount rates, health care cost trend rates, inflation, expected return on plan assets, retirement rates, mortality rates, rate of compensation increases, and other factors including management's plans regarding plant rationalization activities. Changes to our business environment could result in changes to the assumptions, the effects of which could be material.

•

Plant rationalization activities impact the determination of whether a plan curtailment or settlement has occurred. Key considerations include, but are not limited to, expected future service credit, the remaining years of recall rights of the workforce, and the extent to which minimum service requirements (in the case of healthcare benefits) have been met.

•	The discount rates are obtained by matching the anticipated future benefit payments for the plans to the Citigroup yield curve to establish a weighted average discount rate for each plan.

•

Health care cost trend rates are developed based upon historical retiree cost trend data, short term health care outlook, and industry benchmarks and surveys. The inflation assumptions used are based upon both our specific trends and nationally expected trends.

•

The expected return on plan assets is derived from historical plan returns, expected long-term performance of asset classes, asset allocations, input from an external pension investment advisor, and risks and other factors adjusted for our specific investment strategy. The focus is on long-term trends and provides for the consideration of recent plan performance.

•	Retirement rates are based upon actual and projected plan experience.

•	Mortality rates are developed from actual and projected plan experience.

•	The rate of compensation increase reflects our long-term actual experience and our projected future increases including contractually agreed upon wage rate increases for represented employees.

The sensitivities stated below are based upon changing one assumption at a time, but often economic factors impact multiple assumptions simultaneously.

	October 31, 2012		2013 Expense
(in millions)	Obligations		Pension	OPEB
	Pension	OPEB
Discount rate:
Increase of 1.0%	$(435)	$(194)	$(2)	$(3)
Decrease of 1.0%	481	234	(2)	4
Expected return on assets:
Increase of 1.0%	NA	NA	(24)	(4)
Decrease of 1.0%	NA	NA	24	4

As modeled above, net periodic postretirement benefits expense is not highly sensitive to changes in discount rates in the current interest rate environment due to the relatively short duration of the closed plans. For the large US pension plans, a 1% decrease in the discount rate results in a decrease in interest expense, which exceeds the offsetting increase in the amortization of losses.

Allowance for Doubtful Accounts

The allowance for doubtful accounts for finance receivables is established through a charge to Selling, general and administrative expenses. The allowance is an estimate of the amount required to absorb losses on the existing portfolio of finance receivables that may become uncollectible. We have two portfolio segments of finance receivables based on the type of financing inherent to each portfolio. The retail portfolio segment represents loans or leases to end-users for the purchase or lease of vehicles. The wholesale portfolio segment represents loans to dealers to finance their inventory. As the initial measurement attributes and the monitoring and assessment of credit risk or the performance of the receivables are consistent within each of our receivable portfolios, the Company determined that each portfolio consists of one class of receivable. Finance receivables are charged off to the Allowance for doubtful accounts when amounts due from the customers are determined to be uncollectible. The estimate of the required allowance for both the retail portfolio segment and the wholesale portfolio segment is based upon three factors: (i) a historical component based upon a weighted average of actual loss experience from the most recent three years, (ii) a qualitative component based upon current economic and portfolio quality trends, and (iii) a specific reserve component. The qualitative component is the result of analysis of asset quality trend statistics from the most recent four quarters. In addition, we also analyze specific economic indicators such as tonnage, fuel prices, and gross domestic product for additional insight into the overall state of the economy and its potential impact on our portfolio. To the extent that our judgments about these risk factors and conditions are not accurate, an adjustment to our allowance for losses may materially impact our results of operations or financial condition. If we were to apply a hypothetical increase and decrease of ten basis points to the historical loss rate used in calculating the allowance for losses, the required allowance, as of October 31, 2012, would increase from $27 million to $29 million or decrease to $25 million.

Income Taxes

We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets are also recorded with respect to net operating losses and other tax attribute carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the years in which temporary differences are expected to be recovered or settled. Valuation allowances are established when, based on currently available information, it is more likely than not that all or a portion of a deferred tax asset will not be realized. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the income of the period that includes the enactment date.

The ultimate recovery of deferred tax assets is dependent upon the amount and timing of future taxable income and other factors such as the taxing jurisdiction in which the asset is to be recovered. A high degree of judgment is required to determine if, and the extent to which, valuation allowances should be recorded against deferred tax assets. We have provided valuation allowances at October 31, 2012 and 2011 aggregating $2.7 billion and $344 million, respectively, against such assets based on our assessment of past operating results, estimates of future taxable income, and the feasibility of tax planning strategies. Of these amounts, $61 million relate to net operating losses for which subsequently recognized tax benefits will be allocated to Additional paid-in capital. Although we believe that our approach to estimates and judgments as described herein is reasonable, actual results could differ and we may be exposed to increases or decreases in income taxes that could be material.

We recognize the tax benefit from an uncertain tax position claimed or expected to be claimed on a tax return only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. We recognize interest and penalties related to uncertain tax positions as part of Income tax benefit (expense).

Impairment of Long-Lived Assets

We test long-lived assets or asset groups (other than goodwill and intangible assets with indefinite lives as discussed below) for recoverability when events and circumstances indicate that the carrying value of an asset or asset group may not be recoverable. Estimates of undiscounted future cash flows used to test the recoverability of a long-lived asset or asset group include only the future cash flows that are directly associated with and that are expected to arise as a direct result of the use and eventual disposition of the asset or asset group. If the asset or asset group is determined to not be recoverable, an impairment loss is measured as the amount by which the carrying amount of the long-lived asset or asset group exceeds its fair value.

Our impairment loss calculations require us to apply judgments in estimating future cash flows and asset fair values. This judgment includes developing cash flow projections and, at times, assessing probability weightings to certain business scenarios. Other long-lived assets could become impaired in the future or require additional charges as a result of declines in profitability due to changes in volume, market pricing, cost, manner in which an asset is used, expectation of sale or disposal of an asset, physical condition of an asset, laws and regulations, or the business environment. Significant adverse changes to our business environment and future cash flows could cause us to record additional impairment charges in future periods, which could be material.

Goodwill

Goodwill represents the excess of the cost of an acquired business over the amounts assigned to the net assets. Goodwill is not amortized but is tested for impairment at a reporting unit level on an annual basis or more frequently, if circumstances change or an event occurs that would more likely than not reduce the fair value of a reporting unit below its carrying amount.

Qualitative factors may be assessed to determine whether it is more likely than not that the fair value of the reporting unit is less than its carrying amount. If an election is made not to perform the qualitative assessment or the qualitative assessment indicates that the carrying amount is more likely than not higher than the fair value, goodwill is tested for impairment based on a two-step test. The first step compares the fair value of a reporting unit with its carrying amount, including goodwill. If the fair value of a reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired, thus the second step of the impairment test is unnecessary. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test shall be performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment loss shall be recognized in an amount equal to that excess.

Significant judgment is applied when goodwill is assessed for impairment. This judgment includes developing cash flow projections, selecting appropriate discount rates, identifying relevant market comparables, incorporating general economic and market conditions, and selecting an appropriate control premium. The income approach is based on discounted cash flows which are derived from internal forecasts and economic expectations for each respective reporting unit. In 2012, we did not recognize any material goodwill impairments, and the fair values of each of our reporting units with goodwill exceeded its respective carrying amount by more than 5%.

We have a goodwill balance of $280 million as of October 31, 2012. The fair value of one reporting unit with a goodwill balance of $160 million as of October 31, 2012, exceeded its carrying amount by 6% in 2012. It is reasonably possible within the next twelve months; we could recognize goodwill impairment charges for this reporting unit if we have declines in profitability due to changes in volume, market pricing, cost, or the business environment. Significant adverse changes to our business environment and future cash flows could cause us to record impairment charges in future periods, which could be material.

Indefinite-Lived Intangible Assets

An intangible asset determined to have an indefinite useful life is not amortized until its useful life is determined to no longer be indefinite. Indefinite-lived intangible assets are evaluated each reporting period to determine whether events and circumstances continue to support an indefinite useful life. Indefinite-lived intangible assets are tested for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of the indefinite-lived intangible asset with its carrying amount. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess.

Significant judgment is applied when evaluating if an intangible asset has a finite useful life. In addition, for indefinite-lived intangible assets, significant judgment is applied in testing for impairment. This judgment includes developing cash flow projections, selecting appropriate discount rates, identifying relevant market comparables, and incorporating general economic and market conditions. We could recognize impairment charges in the future as a result of declines in the fair values of our indefinite-lived intangible assets, which could be material.

Contingency Accruals

Product liability lawsuits and claims

We are subject to product liability lawsuits and claims in the normal course of business. We record product liability accruals for the self-insured portion of any pending or threatened product liability actions.

We obtain a third-party actuarial analysis to assist with the determination of the expected ultimate losses for claims and consequently the related reserve on our Consolidated Balance Sheet. The actual settlement values of outstanding claims in the aggregate may differ from these estimates due to many circumstances including but not limited to the discovery and evolution of information related to individual claims, changes in the legal and regulatory environment, product development trends, and changes in the frequency and/or severity of claims relative to historical experience.

The reserve for product liability was $46 million as of October 31, 2012 and a hypothetical 10% change in claim amount would increase or decrease this accrual by $5 million.

Environmental remediation matters

We are subject to claims by various governmental authorities regarding environmental remediation matters.

With regard to environmental remediation, many factors are involved including interpretations of local, state, and federal laws and regulations, and whether wastes or other hazardous material are contaminating the surrounding land or water or have the potential to cause such contamination.

As of October 31, 2012, we have accrued $21 million for environmental remediation. Although we believe that the estimates and judgments discussed herein are reasonable, actual results could differ and we may be exposed to increases or decreases in our accrual that could be material.

Asbestos claims

We are subject to claims related to illnesses alleged to have resulted from asbestos exposure from component parts found in older vehicles, although some claims relate to the alleged presence of asbestos in our facilities. Numerous factors including tort reform, jury awards, and the number of other solvent companies identified as co-defendants will impact the number of claims filed against the Company.

The estimate of the asbestos liability is subject to uncertainty. Such uncertainty includes some reliance on industry data to project the future frequency of claims received by us, the long latency period associated with asbestos exposures and the types of diseases that will ultimately manifest, and unexpected future inflationary trends. Historically, actual damages paid out to individual claimants have not been material. Although we believe that our estimates and judgments related to asbestos related claims are reasonable, actual results could differ and we may be exposed to increases or decreases in our accrual that could be material.

Product Warranty

We generally offer one to five-year warranty coverage for our truck and engine products, as well as our service parts. Terms and conditions vary by product, customer, and country. We accrue warranty related costs under standard warranty terms and for certain claims outside the contractual obligation period that we choose to pay as accommodations to our customers.

Our warranty estimates are established using historical information about the nature, frequency, timing, and average cost of warranty claims. Warranty claims are influenced by numerous factors, including new product introductions, technological developments, the competitive environment, the design and manufacturing process, and the complexity and related costs of component parts. We estimate our warranty accrual for our engines and trucks based on engine types and model years. Our warranty accruals take into account the projected ultimate cost-per-unit (“CPU”) utilizing historical claims information. The CPU represents the total cash project to be spent for warranty claims for a particular model year during the warranty period, divided by the number of units sold. The projection of the ultimate CPU is affected by component failure rates, repair costs, and the timing of failures in the product life cycle. Warranty claims inherently have a high amount of variability in timing and severity and can be influenced by external factors. Our warranty estimation process takes into consideration numerous variables that contribute to the precision of the estimate, but also add to the complexity of the model. Including numerous variables also reduces the sensitivity of the model to any one variable. We perform periodic reviews of warranty spend data to allow for timely consideration of the effects on warranty accruals. We also utilize actuarial analysis in order to determine whether our accrual estimate falls within a reasonable range.

Recent emissions standards have resulted in rapid product development cycles that have included significant changes from previous engine models. Component complexity and other related costs associated with meeting emissions standards have contributed to higher repair costs that exceeded those that we have historically experienced. Initial warranty estimates for new model year products are based on the previous model year product's warranty experience until the new product progresses sufficiently through its life cycle and related claims data becomes mature. Historically, warranty claims experience for launch-year products has been higher compared to the prior model-year engines; however, over time we have been able to refine both the design and manufacturing process to reduce both the volume and the severity of warranty claims. New product launches require a greater use of judgment in developing estimates until historical experience becomes available. For initial warranty estimates related to new launch year products, we consider historic experience from previous launches and may include a factor in our estimation process to account for the anticipated benefits of improvements in the design and manufacturing processes.

We record adjustments to pre-existing warranties for changes in our estimate of warranty costs for products sold in prior fiscal years. Such adjustments typically occur when claims experience deviates from historic and expected trends. Throughout 2012, engine warranty claims experience was significantly worse than historic experience and expectations. As a result of the increase in warranty spend during 2012 and evaluation of warranty data subsequent to year end, we recognized charges for adjustments to pre-existing warranties that were significantly greater than historic experience. Future events and circumstances could materially change these estimates and require additional adjustments to our liability.

When we identify cost effective opportunities to correct issues in products sold or corrective actions for safety issues, we initiate product recalls or field campaigns. As a result of the uncertainty surrounding the nature and frequency of product recalls and field campaigns, the liability for such actions are generally recorded when we commit to a product recall or field campaign. Included in 2012 warranty expense, was $130 million of charges related to field campaigns we initiated to address issues in products sold, as compared to $23 million in the prior year. The charges were primarily recognized as adjustments to pre-existing warranties. As we continue to identify opportunities to improve the design and manufacturing of our engines we may incur additional charges for product recalls and field campaigns to address identified issues.

Optional extended warranty contracts can be purchased for periods ranging from one to ten years. Warranty revenues related to extended warranty contracts are amortized to income, over the life of the contract using the straight-line method. Costs under extended warranty contracts are expensed as incurred. We recognize losses on extended warranty contracts when the expected costs under the contracts exceed related unearned revenue. Included in 2012 warranty expense, we recognized net charges of $66 million for losses on extended warranty contracts for our 2010 emissions standard MaxxForce Big-Bore engines. The net charges included $19 million related to contracts sold in the current year and $47 million recognized as adjustments to pre-existing warranties. Future warranty experience, pricing of extended warranty contracts, and external market factors may cause us to recognize additional charges as losses on extended service contracts in future periods.

When collection is reasonably assured, we also estimate the amount of warranty claim recoveries to be received from our suppliers and record them in Other current assets and Other noncurrent assets. Recoveries related to specific product recalls, in which a supplier confirms its liability under the recall, are recorded in Trade and other receivables, net. Warranty costs are included in Costs of products sold.

Although we believe that the estimates and judgments discussed herein are reasonable, actual results could differ and we may be exposed to increases or decreases in our warranty accrual that could be material.

Recently Issued Accounting Standards

There are no recently issued accounting standards for which the Company expects a material impact on our consolidated financial statements.